UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHEAST UTILITIES

(Name of Registrant as Specified In Its Charter)

NORTHEAST UTILITIES

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities, it is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Northeast Utilities to be held on Tuesday, May 10, 2011, at 10:30 a.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103 (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our meeting agenda will also include a discussion of the operations of the Northeast Utilities system companies and an opportunity for questions.

On October 18, 2010, we announced our proposed merger with NSTAR. We mailed a joint proxy statement/prospectus regarding the proposed merger in January 2011. Shareholders of both Northeast Utilities and NSTAR approved the proposed merger at special meetings of shareholders held on March 4, 2011. This Annual Meeting Proxy Statement does not ask you to consider any proposals related to the proposed merger.

As we have for the last several years, we are again taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to our shareholders.

On March 30, 2011, we mailed to certain shareholders our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use of the Internet process, including how to access our 2011 Proxy Statement and our 2010 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions for shareholders to request paper copies of our 2011 Proxy Statement and 2010 Annual Report.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, I thank you for your continued support of Northeast Utilities.

Very truly yours,

Charles W. Shivery
Chairman of the Board, President and
Chief Executive Officer

March 30, 2011

Directions to:

The Hartford Club

46 Prospect Street

Hartford, Connecticut 06103

(860) 522-1271

General Directions:

Directions from the North

Follow I-91 South to Exit 29-A (Capitol Area)

Exit at the second ramp (Prospect Street)

At the light turn right onto Prospect Street

The Hartford Club is 1 1/2 blocks on the right

Directions from the South

Follow I-91 North to Exit 29-A (Capitol Area – note, it is a left-hand exit)

Exit at the second ramp (Prospect Street)

At the light turn right onto Prospect Street

The Hartford Club is 1 1/2 blocks on the right

Directions from the West

Follow I-84 East to Exit 52 (I-91 South)

Follow I-91 South to Exit 29-A (Capitol Area)

Exit at the second ramp (Prospect Street)

At the light turn right onto Prospect Street

The Hartford Club is 1 1/2 blocks on the right

Directions from the East

Follow I-84 West to Exit 54 (Downtown Hartford- left hand exit)

Continue over the Founder’s Bridge

At the third light turn left onto Main Street

Turn left at second light onto Antheneum Square

At stop sign, The Hartford Club is diagonally across from you on Prospect Street

Parking

Upon arriving at The Hartford Club, proceed to the gate at the head of the driveway, press the intercom button, and inform the attendant that you are attending the Northeast Utilities Annual Meeting of Shareholders. The attendant will raise the gate and allow shareholders to enter the parking garage.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 10, 2011

To the Shareholders of Northeast Utilities:

Notice is hereby given that the Annual Meeting of Shareholders of Northeast Utilities (“NU” or the “Company”) will be held on Tuesday, May 10, 2011, at 10:30 a.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103, for the following purposes:

1.	To elect eleven nominees as Trustees, the names of whom are set forth in the accompanying Proxy Statement, for the ensuing year;

2.	To consider and approve the following advisory (non-binding) proposal:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

3.	To consider and approve the following advisory (non-binding) proposal:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the advisory vote on executive compensation, commonly known as “Say-on-Pay,” be conducted every 1, 2 or 3 years, beginning with this Annual Meeting.”

4.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2011; and

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 15, 2011 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please ensure your shares are represented by voting either through the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by completing, signing, dating and returning it in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a revocation, a proxy bearing a later date (including by means of Internet or telephone vote) or by voting in person at the meeting.

Because of a change in New York Stock Exchange rules, we note that your broker will NOT be able to vote your shares with respect to the election of Trustees if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

By Order of the Board of Trustees,

Samuel K. Lee
Secretary and Deputy General Counsel

56 Prospect Street

Hartford, Connecticut 06103-2818

Mailing Address:

Post Office Box 270

Hartford, Connecticut 06141-0270

March 30, 2011

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

i

NORTHEAST UTILITIES

56 Prospect Street

Hartford, Connecticut 06103-2818

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 10, 2011

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 10, 2011 at 10:30 a.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Northeast Utilities common shares (common shares), we have mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds 200 or fewer common shares and have made available to these shareholders our proxy materials, which include our Proxy Statement and Annual Report, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 30, 2011.

If you hold common shares in your own name and not through a broker or another nominee, you may vote your common shares as follows:

•	Access the Internet website listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials and vote online;

•	Call the toll-free telephone number listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials;

•	If you received a printed copy of our proxy materials by mail, then complete, sign, date and mail the proxy card in the enclosed envelope; or

•	Attend the Annual Meeting and vote in person.

If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote these common shares. You also will be able to vote these common shares by telephone or on the Internet.

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time before it is voted, as follows:

•

Deliver either a written notice of revocation of the proxy or a duly executed proxy bearing a later date addressed to Samuel K. Lee, Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-vote on the Internet or by telephone; or

•	Attend the Annual Meeting and vote in person.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. For the election of Trustees (Proposal 1), you can specify whether your shares should be voted for all, some or none of the listed nominees for Trustee. With respect to the advisory proposal on executive compensation (Proposal 2), you may vote “for” or “against” the proposal or you may abstain from voting on the proposal. With respect to the advisory proposal specifying the frequency of the shareholder vote on executive compensation (Proposal 3), you may vote for “one,” “two” or “three” years, or you may abstain from voting on the proposal. With respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors (Proposal 4), you may vote “for” or “against” the proposal or you may abstain from voting on the proposal.

If you vote using the Internet, by telephone or by mailing a proxy card without indicating your instructions, the proxies will vote your shares consistent with the recommendations of our Board of Trustees as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically: FOR the election of each Trustee nominee; FOR the advisory proposal approving the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; THREE YEARS for the advisory proposal on the frequency of the shareholder vote on executive compensation; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the Proxy Statement, we did not know of any other matters to be presented at the Annual Meeting.

If you are a participant in the Northeast Utilities Service Company 401K Plan, you can vote shares held in your plan account by completing, signing and dating your voting instruction form and returning it in the enclosed postage-paid envelope or through the Internet or by telephone as instructed on your voting instruction form. The plan trustee will vote the shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 1:00 p.m. on May 6, 2011, your Northeast Utilities Service Company 401K Plan shares will be voted for each proposal by the plan trustee in the same proportion as the votes cast for shares with respect to which the plan trustee received voting instructions.

Only holders of common shares of record at the close of business on March 15, 2011 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 39,952 holders of record and 176,699,084 common shares outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date. There is no cumulative voting.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general office of Northeast Utilities is located at 56 Prospect Street, Hartford, Connecticut 06103-2818, and the mailing address is Post Office Box 270, Hartford, Connecticut 06141-0270. This Proxy Statement, the accompanying proxy card and annual report are being mailed to shareholders commencing on or about March 30, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Board of Trustees of Northeast Utilities to vote on four proposals. The first proposal is the election of 11 nominees to our Board of Trustees. At the recommendation of the Corporate Governance Committee, the Board of Trustees has nominated 11 persons for election as Trustees. All of the nominees were elected as Trustees at our 2010 Annual Meeting of Shareholders and are currently serving as Trustees. For more information on each nominee, please turn to “Election of Trustees” beginning on page 8.

You are also being asked to vote on two non-binding advisory proposals. The first advisory proposal, commonly known as “Say on Pay,” is a vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this Proxy Statement. The second advisory proposal, commonly known as “Say on Frequency,” is a vote on how frequently (every one, two or three years) shareholders should have an opportunity to vote on a Say on Pay proposal. For more information on these advisory proposals, please turn to “Advisory Vote on Executive Compensation” beginning on page 76.

Finally, you are being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for 2011. For more information on this selection, please turn to “Ratification of the Selection of Auditors” beginning on page 78.

Q:	AM I BEING ASKED TO VOTE ON MATTERS RELATED TO OUR PROPOSED MERGER WITH NSTAR?

A:	No. We are asking you to vote on only the four proposals described above. Shareholders of both Northeast Utilities and NSTAR approved the merger at special meetings of shareholders held on March 4, 2011.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this Proxy Statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities. We are not aware of any other matters to be presented at the Annual Meeting.

Q:	WHO IS ENTITLED TO VOTE?

A:	You are entitled to vote at the annual meeting if you held common shares on the record date, March 15, 2011. If you received a Notice of Internet Availability of Proxy Materials, it indicates the number of common shares that you held on the record date. If you received printed proxy materials, the enclosed proxy card indicates the number of common shares that you held on the record date. As of the record date, 176,699,084 common shares were outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•

You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EDT) on May 9, 2011. You may access this Proxy Statement and related materials by going to http://bnymellon.mobular.net/bnymellon/NU.

•

You can vote by telephone. The proxy card includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. (EDT) on May 9, 2011.

•

You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the paper proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

•

If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction card in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction card provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You also will be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	AS A PARTICIPANT IN THE NORTHEAST UTILITIES SERVICE COMPANY 401K PLAN, HOW DO I VOTE MY SHARES HELD IN MY PLAN ACCOUNT?

A:	If you are a participant in the Northeast Utilities Service Company 401K Plan, you can vote the Northeast Utilities common shares held in your plan account by completing, signing and dating your voting instruction form and returning it in the enclosed postage-paid envelope or through the Internet or by telephone as instructed on your voting instruction form. The plan trustee will vote the common shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 1:00 p.m. on May 6, 2011, the common shares in your Northeast Utilities Service Company 401K Plan account will be voted by the plan trustee in the same proportion as the votes cast for common shares with respect to which the plan trustee received voting instructions.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE ADVISORY PROPOSAL ON SAY-ON-PAY?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the advisory proposal on executive compensation.

Q:	HOW WILL THE ADVISORY PROPOSAL ON SAY-ON-FREQUENCY BE DETERMINED?

A:	For the purposes of the advisory proposal on how frequently shareholders should have an opportunity to vote on a Say on Pay proposal, we will treat the option (one, two or three years) selected by the affirmative vote of a plurality of shares present and entitled to vote as the option approved by the shareholders.

Q.	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for the year ending December 31, 2011.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the advisory proposals on Say-on-Pay and Say-on-Frequency, or the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions, broker non-votes and votes withheld with respect to a particular Trustee nominee will have the same effect as a vote against such Trustee nominee.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of BNY Mellon Shareowner Services, our Registrar and Transfer Agent, will count the votes.

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders. If a broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Absent voting instructions, a broker is not permitted to vote on the election of Trustees, the non-binding advisory proposal on “Say on Pay,” or the non-binding advisory proposal on “Say on Frequency;” therefore, there may be broker non-votes on Proposals 1, 2 and 3. A broker may vote on the ratification of the selection of our independent auditors without instructions; therefore, broker non-votes are not expected in connection with Proposal 4.

Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:

If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is BNY Mellon Shareowner Services. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact BNY Mellon Shareowner Services by mail at 480 Washington Boulevard, Jersey City, NJ 07310-1900, by telephone at (800) 999-7269 or on the Internet at www.bnymellon.com/shareowner/isd.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•

Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Samuel K. Lee, Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-voting on the Internet or by telephone until 11:59 p.m. (EDT) on May 9, 2011; or

•	Attending the Annual Meeting and voting in person.

If you are a participant in the Northeast Utilities Service Company 401K Plan, you can revoke your voting instruction form and change your vote by re-voting on the Internet or by telephone until 1:00 p.m. (EDT) on May 6, 2011.

Q:	WHEN IS THE DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS?

A:	You may submit proposals for consideration at the 2012 Annual Meeting, including Trustee nominations, in accordance with the following provisions:

To include a proposal in our Proxy Statement for the 2012 Annual Meeting of Shareholders, your proposal must be received by the Corporate Secretary’s office no later than November 30, 2011, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2012 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 13, 2012. If a notice is received after February 13, 2012, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the Proxy Statement. Proposals should be addressed to: Samuel K. Lee, Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or electronic mail, by Trustees, officers or employees of Northeast Utilities or its affiliate, Northeast Utilities Service Company, who will not be specially compensated for such activities, and by employees of BNY Mellon Shareowner Services, our Transfer Agent and Registrar. We have also retained Morrow & Co., LLC, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $12,000, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding shares in their names or in the name of their nominees, which are beneficially owned by others as of March 15, 2011, to send proxy materials to and obtain proxies from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO PROXY MATERIALS INSTEAD OF RECEIVING PAPER COPIES BY MAIL?

A:

This Proxy Statement and our 2010 Annual Report are available on our website at www.nu.com in the Investors section under the link entitled “Financial & SEC Reports.” You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by visiting www.bnymellon.com/shareowner/isd and following the instructions. You will need to enter your shareholder account number and other information to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 15, 2011 and received paper copies of the proxy materials, you should have received a paper copy of our Annual Report to Shareholders for the year ended December 31, 2010 with this Proxy Statement. If you have not received the Annual Report to Shareholders, or if you would like a copy of our Annual Report on Form 10-K filed with the SEC, you can access them on our website at www.nu.com/investors/reports/sec.asp or you may request them from the Corporate Secretary’s office at the following address and we will send them to you free of charge:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Northeast Utilities. The Board currently consists of 11 Trustees, only one of whom, Charles W. Shivery, our Chairman of the Board, President and Chief Executive Officer, is a member of management.

Eleven Trustees have been nominated for reelection as Trustees at the Annual Meeting to hold office until the next annual meeting and until the succeeding Board of Trustees has been elected, and until at least a majority of the succeeding board is qualified to act (except to the extent that Merger Agreement described below provides otherwise). Unless you specify otherwise, the enclosed proxy will be voted to elect the 11 nominees named on pages 9-14 below as Trustees. All of the nominees are currently serving as Trustees and were elected as Trustees at our 2010 Annual Meeting of Shareholders.

At a Special Meeting of Shareholders held on March 4, 2011 (the “Special Meeting”), the shareholders of the Company: (i) adopted the Agreement and Plan of Merger, dated as of October 16, 2010, as amended on November 1, 2010 and December 16, 2010 (the “Merger Agreement”), by and among Northeast Utilities, NU Holding Energy 1 LLC, NU Holding Energy 2 LLC and NSTAR, and approved the merger described in the Merger Agreement; and (ii) fixed the number of Trustees at 14. The Merger Agreement provides that, following the merger, the Board of Trustees of the Company will consist of 14 members, including seven designees of Northeast Utilities (which will include Charles W. Shivery) and seven designees of NSTAR (which will include Thomas J. May, chairman, president and chief executive officer of NSTAR). As a result, four of the eleven Trustees who will be elected at the Annual Meeting are not expected to continue to serve as Trustees following the merger. The six designees of Northeast Utilities (other than Mr. Shivery) who will continue to serve as Trustees following the merger have not yet been determined.

In light of the extraordinary nature of the proposed merger between the Company and NSTAR, the Board of Trustees determined that it would be in the best interest of the Company and its shareholders for all of the current Trustees to remain eligible to serve as Trustees until the completion of the merger. However, the Corporate Governance Guidelines require Trustees who reach age 72 during their current term on the Board of Trustees to retire upon the expiration of that term. Accordingly, the Board of Trustees determined to suspend the retirement policy in the Corporate Governance Guidelines pending the closing of the merger. As a result, all of the current Trustees, including Dr. Elizabeth T. Kennan, Mr. John G. Graham and Mr. John F. Swope, each of whom has reached age 72 but has otherwise satisfied all of the other eligibility requirements, have been nominated for election as Trustees at the Annual Meeting.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 11 nominees.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience, including the nominee’s particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should continue to serve as a Trustee. See the Trustees’ biographies below and the section captioned “Selection of Trustees” on page 21. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

RICHARD H. BOOTH, 64

Trustee since 2001.

Since July 2009, Mr. Booth has served as Vice Chairman of Guy Carpenter & Company, LLC, a global reinsurance intermediary and a wholly owned subsidiary of Marsh & McLennan Companies, Inc. From June 2008 to March 2009, Mr. Booth served as a corporate officer, and from October 2008 to March 2009, as Vice Chairman, Transition Planning and Chief Administrative Officer, of American International Group, Inc., an insurance and financial services company. From January 2000 to March 2009, he served as Chairman and a director, and from January 2000 to July 2007, as President and Chief Executive Officer, of HSB Group, Inc., a specialty insurer and reinsurer. From January 2000 to March 2009, he served as Chairman and a director, and from January 2000 to July 2007, as Chief Executive Officer, of Hartford Steam Boiler Inspection and Insurance Company, a provider of insurance and engineering services and investments, formerly a wholly owned subsidiary of American International Group, Inc., which was sold to Munich Re effective March 31, 2009. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts and the CFA Institute. Mr. Booth is currently a member of the boards of WorldBusiness Capital LLC, the Florence Griswold Museum and the National Association of Corporate Directors, Connecticut Chapter. He is a senior adviser to Century Capital Management. Mr. Booth received B.S. and M.S. degrees from the University of Hartford. He is a certified public accountant and a former member of the Financial Accounting Standards Advisory Council and its Steering Committee.

Mr. Booth has considerable senior executive level experience in business and management, including in particular strategic planning, capital and financial markets, accounting and financial reporting, credit markets and risk assessment, both in his current position as an executive officer of Guy Carpenter as well as in prior positions including Chairman of HSB Group and Chairman of Hartford Steam Boiler. He has served on the board of directors of numerous companies. In addition, Mr. Booth is a certified public accountant. Based on these skills and qualifications, coupled with his ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Booth should continue to serve as a Trustee.

JOHN S. CLARKESON, 68

Trustee since 2008.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007, Chairman of The Boston Consulting Group, Inc. from 1998 to 2003, and Chief Executive Officer and President from 1986 to 1997. He is a director of the Cabot Corporation, the Chairman of the National Bureau of Economic Research, a trustee of the Educational Testing Service, a trustee emeritus of the Massachusetts General Physicians Organization, Inc., and a member of the INSEAD Advisory Council. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

Mr. Clarkeson has significant senior executive level experience in business and management through his service as Chairman and CEO of The Boston Consulting Group as well as his service as a director of Cabot Corporation, where he chairs the governance committee and serves on the compensation and executive committees. He has served on the board of directors of numerous companies. He also has experience in budgeting, capital and financial markets, credit markets, and risk assessment. Based on these skills and qualifications, the Board of Trustees determined that Mr. Clarkeson should continue to serve as a Trustee.

COTTON M. CLEVELAND, 58

Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a director of The National Grange Mutual Insurance Company and Ledyard National Bank. She was elected and served as the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct from 2000 to 2010. Ms. Cleveland has formerly served on the board of the New Hampshire Center for Public Policy and as a director of Bank of Ireland First Holdings. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics.

Ms. Cleveland founded and serves as president of her own consulting firm. She has experience serving on the board of directors of numerous companies. She also benefits from her policy-making level experience in education at the university level as the Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire. In addition, she has policy-making level experience in financial and capital markets as a result of her service as a director of Ledyard National Bank and Bank of Ireland. Based on her skills and experience, combined with her ties to the State of New Hampshire, the Board of Trustees determined that Ms. Cleveland should continue to serve as a Trustee.

SANFORD CLOUD, JR., 66

Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud is a past President and Chief Executive Officer of the National Conference for Community and Justice from 1994 to 2004, a former partner at the law firm of Robinson and Cole from 1993 to 1994, and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc. from 1986 to 1992. Mr. Cloud has served as a director of The Phoenix Companies, Inc. since 2001 and is currently a director of Ironwood Mezzanine Fund, L.P. He is also a director of the MetroHartford Alliance, Inc., The Connecticut Health Foundation and the University of Connecticut Medical Health Center. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

Mr. Cloud has significant policy-making level experience in business and financial affairs as a director of several publicly traded companies. He has served on the board of directors of numerous companies. Combined with his practice as a law firm partner, his political and governmental experience as a Connecticut state senator, and his significant ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Cloud should continue to serve as a Trustee.

JOHN G. GRAHAM, 72

Trustee since 2003.

[PHOTO]

From 1999 to 2006, Mr. Graham served as President and Chief Executive Officer and a director of UMICO Holdings, Inc. and UMI Insurance Company, both of Parsippany, New Jersey. From 1999 to 2005, he served as an Adjunct Professor of Law at Rutgers Law School, where he taught in the fields of the law of economic regulation, energy law and insurance law. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries from 1987 to 1999, as a director (from 1982 to 1999), and former Chairman (from 1995 to 1998) of Nuclear Electric Insurance Limited, and as a director and member of audit, directors and compensation committees of Viatel, Inc. from 1998 to 2002, and as a director and audit committee chairman of Coho Energy, Inc. from 2000 to 2001. Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School, Newark, New Jersey.

Mr. Graham has significant experience in the energy industry as a director and executive officer of several utilities and energy companies including GPU, Inc. He also has financial policy-making and accounting and financial reporting experience, and an understanding of finance and capital markets. He has served on the board of directors of numerous companies. He also has significant experience in education at the university level as a result of his work as a law professor teaching energy law and economic regulation. Based on his skills and experience, the Board of Trustees determined that Mr. Graham should continue to serve as a Trustee.

ELIZABETH T. KENNAN, 73

Lead Trustee since 1996;

Trustee since 1980.

Dr. Kennan has been President Emeritus of Mount Holyoke College since 1996 and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder, since 2000. Dr. Kennan has served as President of Five Colleges, Incorporated, as a trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a trustee of the National Trust for Historic Preservation and Centre College. Dr. Kennan served as a trustee of The Putnam Mutual Funds from 1993 until her retirement in July 2010. She acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan previously served as a director of The Talbots, Inc. from 1993 to 2005, a director of Bell Atlantic Corporation from 1997 to 2000, and a director of NYNEX Corporation from 1984 to 1997. Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington.

Dr. Kennan has significant policy-making level experience in education at the university level as a result of her service as the President and President Emeritus of Mount Holyoke College, President of Five Colleges, and a trustee of Notre Dame University. She gained policy-making level experience in capital and financial markets through her service as a trustee of The Putnam Mutual Funds, where she chaired the nominating committee and served on the brokerage, communications, contract, executive and investment oversight committees, and through her service as a director of publicly-traded companies including Bell Atlantic and NYNEX. Based on her qualifications and experience, the Board of Trustees determined that Dr. Kennan should continue to serve as a Trustee.

KENNETH R. LEIBLER, 62

Trustee since 2006.

Mr. Leibler has served as a trustee of The Putnam Mutual Funds since 2006, a director of The Ruder Finn Group since 2005, a Trustee of Beth Israel Deaconess Medical Center since 2006, and Vice Chairman of the Board of Trustees of Beth Israel Deaconess Medical Center since 2009. He is a founding partner of the Boston Options Exchange and served as its Chairman from 2004 to February 2007. Mr. Leibler served as the Chairman and Chief Executive Officer of the Boston Stock Exchange from 2001 to 2005, and as President of Liberty Financial Companies from 1990 to 2000, where he also served as Chief Executive Officer from 1995 to 2000 and as Chief Operating Officer from 1990 to 1995. He also held various positions at the American Stock Exchange, including President and Chief Operating Officer as well as Chief Financial Officer from 1975 to 1990. He is a past Vice Chairman of the Board of Directors of ISO New England, Inc., the independent operator of New England’s bulk electric transmission system, where he served until 2006. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

Mr. Leibler has considerable senior executive level experience in business and management, including experience in financial markets and risk assessment, as the former Chairman of the Boston Options Exchange, former Chairman and CEO of the Boston Stock Exchange, and former President, Chief Operating Officer and Chief Financial Officer of the American Stock Exchange, as well as through his current service as a trustee of The Putnam Mutual Funds, where he chairs the pricing committee and serves on the audit, distributions, investment oversight, and investment oversight coordinating committees. He also has policy-making level experience in the electric utility industry through his service as the Vice Chairman of ISO New England. Based on these qualifications, the Board of Trustees determined that Mr. Leibler should continue to serve as a Trustee.

ROBERT E. PATRICELLI, 71

Trustee since 1993.

Mr. Patricelli has been Chairman and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, since 1997, and of Evolution Benefits, Inc., a provider of employee benefit services, since 2000. Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. from 1987 to 1997 and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is currently a director and chairman of Prodigy Health Group. He is a director of Newman’s Own Inc. and Newman’s Own Foundation. He is also a director of the MetroHartford Alliance, Inc., The Bushnell, the Ocean Exploration Trust, Inc. and the Connecticut Center for Science and Exploration. Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a Fulbright Scholar at the University of Paris.

Mr. Patricelli has significant policy-making level experience in businesses subject to governmental regulation as well as debt and equity finance as a result of his service as a director, lead director, chairman and chief executive officer of several public and private healthcare and biotechnology companies. He also has extensive political experience resulting from his service in the federal government, most recently as Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Based on these skills and experiences, the Board of Trustees determined that Mr. Patricelli should continue to serve as a Trustee.

CHARLES W. SHIVERY, 65

Trustee since 2004.

Mr. Shivery has been Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004 and Chairman and a director of The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since January 19, 2007. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a director of NU Enterprises, Inc., and as Chairman and a director of most of Northeast Utilities’ competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation. Mr. Shivery is a director of Webster Financial Corporation, Energy Insurance Mutual, the Connecticut Business & Industry Association, Association of Edison Illuminating Companies, Connecticut Science Center, The Bushnell, Edison Electric Institute, and the Electric Power Research Institute. He is the Chairman of the MetroHartford Alliance, Inc. and the Connecticut Children’s Medical Center. Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore.

Mr. Shivery has nearly 40 years of experience in the heavily regulated utility industry including policy-making level director and executive officer positions while employed at Constellation Energy and Northeast Utilities. He gained important senior management level experience in capital and financial markets, and credit markets, throughout his career at Constellation and Northeast Utilities. He has extensive experience interacting with elected and appointed officials in federal and state government and regulatory agencies. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Shivery should continue to serve as a Trustee.

JOHN F. SWOPE, 72

Trustee since 1992.

During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope, a retired attorney, served as of counsel to the law firm of Sheehan Phinney Bass + Green PA from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a director of New Hampshire Public Television and New Hampshire Public Radio, a trustee of The Currier Museum of Art and Tabor Academy, and a member of the Corporation at the Woods Hole Oceanographic Institution. Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School.

Mr. Swope has significant experience as a senior executive officer in businesses heavily regulated by the federal government through his service as President and CEO of PBS, President of Chubb Life Insurance Company, and a director of New Hampshire Public Television and Radio. Based on his qualifications and experience, coupled with his law practice in a New Hampshire firm and other ties to the State of New Hampshire, the Board of Trustees determined that Mr. Swope should continue to serve as a Trustee.

DENNIS R. WRAASE, 67

Trustee since 2010.

Mr. Wraase served as Chairman of the Board, Chief Executive Officer and a director of Pepco Holdings, Inc. (PHI) until his retirement in June 2009. He was elected Chairman of PHI in 2004, became Chief Executive Officer in 2003 and served as a director since 1998. He previously served as the President of PHI from 2001 to 2008, and Chief Operating Officer from 2002 to 2003. Mr. Wraase joined the Potomac Electric Power Company, a utility subsidiary of PHI (Pepco), in 1974, and held various positions of increasing leadership and responsibility, including President from 2000 to 2003 and Chief Financial Officer from 1996 to 2000. He joined Pepco’s board of directors in 1998 and served as its Chairman and Chief Executive Officer from 2004 to 2009. Mr. Wraase received a B.S. in Accounting from the University of Maryland and an M.S. in Business Financial Management from The George Washington University. He is a certified public accountant. He is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants. Mr. Wraase currently serves as the Executive-In-Residence at the Center for Social Value Creation at the Robert H. Smith School of Business, University of Maryland. He is also currently a director and Treasurer of the University of Maryland System Foundation and a director and Chairman of the Washington Hospital Center. Mr. Wraase previously served as a director of the Edison Electric Institute, The Association of Edison Illuminating Companies and the Institute for Electric Efficiency, and as President of the Southeastern Electric Exchange.

Mr. Wraase brings to Northeast Utilities considerable utility industry knowledge and experience gained through his career of service at Pepco. He has significant policy-making level experience in the heavily regulated industry as well as in the capital and financial markets, credit markets, financial reporting and accounting, and risk assessment. He has served on the board of directors of numerous companies, and he is a certified public accountant. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Wraase should continue to serve as a Trustee.

GOVERNANCE OF NORTHEAST UTILITIES

Board’s Leadership Structure

Combined Chairman of the Board and Chief Executive Officer

Mr. Shivery serves as the Chairman of the Board of Trustees and as our President and Chief Executive Officer (CEO). The Corporate Governance Committee reviewed the Board’s leadership structure in 2010 and determined that the current structure provides effective board leadership and engagement by having our CEO also serve as Chairman of the Board. Mr. Shivery has nearly 40 years of experience in a variety of positions of increasing responsibility and leadership in all facets of the utility industry. As the individual primarily responsibility for the day-to-day management of business operations, he is best positioned to chair regular Board meetings as the Trustees discuss key business and strategic issues. Coupled with an independent Lead Trustee, this leadership structure provides independent oversight while avoiding uncertainty regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Lead Trustee

The Board of Trustees created the role of Lead Trustee in 1996. Dr. Kennan was designated as the Lead Trustee at that time, served throughout 2010, and continues to serve in that capacity. As Lead Trustee, she acts as a liaison between the Board and our CEO. Her authority and responsibilities include:

•	Establishing with the CEO agendas for Board meetings.

•	Ensuring that Trustees receive relevant information in a timely manner.

•	Annually, organizing the Board’s evaluation of the CEO.

•	Providing ongoing information to the CEO on his performance.

•	Chairing non-management and (in the absence of the Chairman) executive sessions of the Board.

•	Leading the Board in anticipating and responding to problems where management’s performance may be in question.

•	Encouraging participation from all Trustees during meetings.

•	Facilitating the Trustee recruitment process.

•	Obtaining staff support of both a permanent and a temporary nature, to assist the Lead Trustee in carrying out the foregoing responsibilities.

A copy of the Lead Trustee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_lead.asp.

Separate Chairman of the Board and Chief Executive Officer Following the Merger with NSTAR

The governance arrangements contained in the Merger Agreement with NSTAR provide that, upon completion of the merger, Mr. Shivery will serve as non-executive Chairman of Northeast Utilities for a period of 18 months at which time Mr. Thomas J. May, the current chairman, president and chief executive officer of NSTAR, will become Chairman of Northeast Utilities. In addition, the Lead Trustee will be designated by Northeast Utilities.

As described in the Merger Agreement, upon completion of the merger, the roles and responsibilities of the non-executive Chairman and the Lead Trustee shall be as follows:

Chairman: The Chairman of the Board shall:

•	Be recommended by the Governance Committee and appointed by the Board.

•	Preside at the Annual Meeting of Shareholders and at all meetings of the Executive Committee and the Board, other than executive sessions of the independent trustees.

•	Working with the Chief Executive Officer, develop the annual Board calendar and Board meeting agendas.

•	Work with the Lead Trustee to facilitate communication between the Chief Executive Officer and the Board members.

•	Act as a resource to the Chief Executive Officer in the development of key corporate strategies and goals.

•	Provide a visible presence in our communities and region.

•	Working with the Chief Executive Officer, provide leadership on regional and national policy and industry association matters.

Lead Trustee: The Lead Trustee shall:

•	Be recommended by the Governance Committee and appointed by the Board.

•	Preside at executive sessions of the independent trustees.

•	Work with the Chairman to facilitate communication between the Chief Executive Officer and the Board members.

•	Participate with the Compensation Committee in its evaluation of the Chief Executive Officer and provide ongoing information to the Chief Executive Officer about his or her performance.

Board’s Oversight of Risk

The Board of Trustees administers its risk oversight function primarily through its Audit and Finance Committees. Each year, the Board evaluates its risk assessment function as part of its Board evaluation process. The Board believes that its leadership structure is appropriate to carry out its risk oversight responsibilities. The Audit Committee is responsible for the oversight of the integrity of the financial statements, and for discussing the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Finance Committee is primarily responsible for the oversight of:

•	Financial risks, including liquidity, dividend policy, financial goals and operational plans;

•	Strategic risks in connection with significant new business ventures; and

•	Risk assessment through the Company’s Enterprise Risk Management (ERM) process.

Our ERM process involves the application of a well-defined, enterprise-wide methodology that enables our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company, such as strategic, financial, operational and reputational risks. In addition to known risks, ERM focuses on emerging risks as well as risks that are rare and difficult to predict, but which, if they were to occur, would have a significant impact on the Company. The findings of the ERM process are reported periodically to the Finance Committee, typically four times during each year.

The Board of Trustees and the Finance Committee review annually the Company’s comprehensive annual operating and five-year strategic plans. The annual operating plan consists of the goals and objectives for the year, key performance indicators and financial forecasts. The strategic plan consists of long-term corporate goals and objectives, specific strategies to achieve those goals, and action plans designed to implement each strategy. The ERM process is integrated with the annual operating and strategic planning processes. The top enterprise-wide financial risks are identified during the development of the annual operating plan, and are updated and presented monthly to the Finance Committee. Enterprise strategic risks are identified and presented to the Board of Trustees during development of the five-year strategic plans. Detailed risk mitigation plans are updated periodically and presented to the Finance Committee.

ERM also informs the Finance Committee about the activities of the Company’s Risk and Capital Committee (RaCC). The RaCC consists of the senior executives of the Company, and it is responsible for ensuring that the Company is managing its principal enterprise wide risks, including large capital and non-capital projects, with a focus on project risk assessments and mitigations, as well as other key risk areas such as credit, environmental, information technology, compliance and business continuity risks.

In addition, each Board committee oversees risks within its area of responsibility. For example, the Corporate Responsibility Committee oversees compliance with all applicable laws, regulations, policies and standards, including environmental, safety, health and employment regulations and policies, as well as the Company’s ethical standards. In addition, the Board of Trustees administers its compensation risk oversight function primarily through its Compensation Committee. The process by which the Board and the Compensation Committee oversee executive compensation risk is described in greater detail on page 28.

Board Committees and Responsibilities

The Board of Trustees of Northeast Utilities has six standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee, the Corporate Governance Committee, the Executive Committee and the Finance Committee, each of which consists of members appointed by the Trustees upon the recommendation of the Corporate Governance Committee. None of the committee members is employed by Northeast Utilities or its subsidiaries except for Mr. Shivery, our Chairman of the Board, President and CEO, who is a member of the Executive Committee. The Corporate Governance Committee performs the functions of a nominating committee. The Board of Trustees has adopted a written charter for each standing committee and for the Lead Trustee as well as written Corporate Governance Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the internet addresses appearing in the committee descriptions below. Copies of these documents are available to any shareholder upon written request to our Assistant Secretary at the address set forth on page 7 of this Proxy Statement. The Succession Planning Committee was formed in late 2009 and first met in 2010 to review the CEO succession planning process, as well as the succession and development process for the Company’s key executives. The Succession Planning Committee has suspended activities pending consummation of the proposed merger with NSTAR. The table below shows the Trustees who currently serve on each committee and number of committee meetings held in 2010. The functions of the committees are described in the paragraphs following the table.

Board Committees

Trustee	Audit	Compensation	Corporate Governance	Corporate Responsibility	Executive	Finance	Succession Planning
R. H. Booth	C				M	M	CC
J. S. Clarkeson		C			M	M	M
C. M. Cleveland			VC	M
S. Cloud, Jr.		M	C		M		CC
J. G. Graham	M					VC
E. T. Kennan *	M	M	M	M	VC	M	M
K. R. Leibler	M	M			M	C
R. E. Patricelli			M	VC
C. W. Shivery					C
J. F. Swope			M	C	M
D. R. Wraase	VC	M
No. of Meetings	8	18	10	4	3	12	12

C:	Committee Chair
CC:	Committee Co-Chair
VC:	Committee Vice Chair
M:	Committee Member

*	Lead Trustee

Audit Committee

The Audit Committee consists of Mr. Booth (Chair), Mr. Graham, Dr. Kennan, Mr. Leibler and Mr. Wraase (Vice Chair).

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly. Following each committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Committee also discusses the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Audit Committee has the sole authority to select and replace the independent auditors and is directly responsible for their compensation and oversight of their work. No member of the Audit Committee is employed by Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission. The Board of Trustees has affirmatively determined that Messrs. Booth, Graham and Leibler are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission. Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines. A copy of the Committee’s charter, which has been adopted by our Board of Trustees, is available on our website at www.nu.com/investors/corporate_gov/charter_audit.asp.

Compensation Committee

The Compensation Committee consists of Mr. Clarkeson (Chair), Mr. Cloud, Dr. Kennan, Mr. Leibler and Mr. Wraase. The Board of Trustees has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

The Compensation Committee is responsible for the compensation and benefits programs for all executive officers in the Northeast Utilities System and has overall authority to establish and interpret our executive compensation programs. The Compensation Committee is also responsible for equity grants and retirement benefit plans for all employees. The Compensation Committee establishes and reviews our executive compensation strategy in order to align appropriate compensation for our executive officers with organization strategies, goals and performance. The Compensation Committee evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors. The Compensation Committee is authorized to grant share awards to our executive officers. The Compensation Committee makes recommendations to the Board with respect to the adoption, amendment or termination of executive compensation and benefits plans, policies and practices. The Compensation Committee has sole authority to select and retain experts and consultants in the field of executive compensation to provide advice to the Committee with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and approves the compensation of the non-employee members of the Board of Trustees.

The Compensation Committee Chair works with our Lead Trustee and CEO to establish the agenda for Compensation Committee meetings, but our CEO does not have the ability to call Compensation Committee meetings. The Committee’s compensation consultants may initiate contact with our CEO, but our CEO may not initiate contact with consultants without the consent of the Chair of the Compensation Committee. Annually, the Compensation Committee and the Corporate Governance Committee meet together to review and approve corporate goals and individual objectives relevant to the compensation of the CEO, and to evaluate the CEO’s performance in light of those goals and objectives. While the CEO suggests appropriate goals, he does not participate in establishing individual performance measures or targets that affect his compensation. The

Compensation Committee and the Corporate Governance Committee meet together in executive session to establish performance criteria for the CEO and to recommend to the independent Trustees the CEO’s total compensation based on the annual evaluation. In addition, in collaboration with the CEO, the Compensation Committee oversees the evaluation of those executive officers reporting directly to the CEO. When establishing corporate goals, individual objectives and total compensation for these executive officers and certain other officers, the Compensation Committee considers recommendations from the CEO, Northeast Utilities Service Company’s Vice President of Human Resources and its Director of Human Resources (Compensation and Benefits) as well as advice from compensation consultants.

In September 2006, the Compensation Committee retained Semler Brossy Consulting Group (Semler Brossy) to perform an annual competitive assessment of our compensation programs and practices for both executives and Trustees, construct appropriate peer groups, provide market competitive compensation data, recommend an appropriate mix of compensation elements, assist the Compensation Committee in providing context for setting and evaluating goals for the incentive programs and in performing the CEO performance evaluation, and updating the Compensation Committee on emerging trends. Additionally, during 2010, Semler Brossy researched and summarized retention grant practices among companies undergoing a merger or acquisition in preparation for the merger with NSTAR. Since September 2006, Semler Brossy’s representative has attended all Compensation Committee meetings. Semler Brossy has been engaged to perform work only for the Compensation Committee and not for Northeast Utilities.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. These executive officers work with the Compensation Committee and Semler Brossy to propose compensation elements that provide appropriate incentives to meet our goals and reward performance by identifying components of our business plan that are critical to achieving our corporate earnings objectives. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. In 2010, due to the timing of Compensation Committee meetings, the Compensation Committee delegated to the Compensation Committee Chair, with input from our CEO, the authority to agree upon certain final compensation details for certain executive officers, including the Vice President—Customer Operations at The Connecticut Light and Power Company and the Vice President—Customer Operations at Western Massachusetts Electric Company. None of these executive officers is a “Named Executive Officer” in this Proxy Statement. The Compensation Committee delegated to the Compensation Committee Chair the authority to approve grants to executive officers other than Mr. Shivery under the retention program implemented in connection with the proposed merger with NSTAR. The Compensation Committee also delegated to our CEO the authority to make grants under the retention program to nonofficer employees. The Compensation Committee has not delegated any of its responsibilities to any other persons. A copy of the Compensation Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_compensation.asp.

Compensation Committee meetings may include compensation consultants as well as members of management and others invited by the Chair of the Compensation Committee. The Compensation Committee also meets in executive session. The Chair of the Compensation Committee reports to the full Board following each committee meeting.

Corporate Governance Committee

The Corporate Governance Committee consists of Ms. Cleveland (Vice Chair), Mr. Cloud (Chair), Dr. Kennan, Mr. Patricelli and Mr. Swope. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees, identifying and recommending prospective Board candidates, and reviewing qualifications of Trustees and nominees. In addition, the Corporate Governance Committee evaluates the performance of the Board and its committees. In conjunction with the Compensation Committee, the Committee reviews and approves corporate goals and objectives related to CEO compensation, establishes and implements the CEO evaluation process, and engages in the succession planning process for our CEO. Following each meeting, the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Northeast Utilities or its subsidiaries. The Board of Trustees has determined that each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange, Securities and Exchange Commission and our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_gov.asp.

Corporate Responsibility Committee

The Corporate Responsibility Committee consists of Ms. Cleveland, Dr. Kennan, Mr. Patricelli (Vice Chair) and Mr. Swope (Chair). The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues having broad social or community significance, the implementation of those policies and practices and the Company’s and subsidiaries’ conduct of business as responsible corporate citizens. The Corporate Responsibility Committee’s responsibilities include oversight of our compliance with all applicable laws, regulations, policies and standards, including environmental, safety, health and employment regulations and policies, as well as the Company’s ethical standards, with the exception of those actions relating to financial, accounting or auditing matters, which are reviewed by the Audit Committee. Following each meeting, the Corporate Responsibility Committee reports to the full Board. No member of the Corporate Responsibility Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_affairs.asp.

Executive Committee

The Executive Committee consists of Mr. Booth, Mr. Clarkeson, Mr. Cloud, Dr. Kennan (Vice Chair), Mr. Leibler, Mr. Shivery (Chair), and Mr. Swope. The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_exec.asp.

Finance Committee

The Finance Committee consists of Mr. Booth, Mr. Clarkeson, Mr. Graham (Vice Chair), Dr. Kennan, and Mr. Leibler (Chair). The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. The Finance Committee is responsible for reviewing the Company’s risk assessment and risk management policies, its major financial risk exposures, and the steps management has taken to monitor and mitigate such exposures, as further described above under the caption “Board’s Oversight of Risk.” The Finance Committee is also responsible for reviewing the Company’s dividend policy and recommending to the Board the dividend on the Company’s common shares as well as for reviewing new business ventures and initiatives which may result in substantial expenditures, commitments and exposures. Following each meeting, the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_finance.asp.

Succession Planning Committee

The Succession Planning Committee consists of Mr. Booth (Co-Chair), Mr. Clarkeson, Mr. Cloud (Co-Chair) and Dr. Kennan. The Succession Planning Committee was formed in late 2009 and first met in 2010 to review the CEO succession planning process, as well as the succession and development process for the Company’s key executives. The Succession Planning Committee periodically reports its activities to the Corporate Governance Committee, which in turn includes the activities of the Succession Planning Committee in the Corporate Governance Committee’s periodic reports to the Board of Trustees. The Succession Planning Committee has suspended activities pending consummation of the proposed merger with NSTAR.

Meetings of the Board and its Committees

In 2010, the Board of Trustees held 26 meetings, the independent Trustees held 8 meetings, and the Board, the independent Trustees and the committees of the Board held a total of 97 meetings, taking into account that certain meetings were jointly held by various committees. The totals above reflect special meetings of the Board and various committees of the Board conducted during 2010 in connection with the proposed merger with NSTAR. In 2010, each Trustee attended at least 93% of the aggregate number of meetings of the Board of Trustees and meetings of all Committees of the Board held during the periods for which he or she served as a Trustee. All but one of the Trustees attended the Annual Meeting of Shareholders held on May 11, 2010. Our Trustees are expected to attend our Annual Meetings of Shareholder, but we do not have a formal policy addressing this subject.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become a Trustee and to recommend to the Board a slate of trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering trustee candidates.

Applying these criteria, the Corporate Governance Committee considers trustee candidates suggested by its members as well as by management and shareholders. As part of the annual nomination process, the Corporate Governance Committee reviews the qualifications, experience, attributes and skills of each nominee for Trustee, including currently serving Trustees, under the Corporate Governance Guidelines and reports its findings to the Board. The Committee’s review, which commenced in February 2011, determined that each Trustee possesses the highest personal and professional ethics, integrity and values, and each Trustees remains committed to representing the long-term interests of our shareholders. The Committee’s review also focused on each Trustee’s experience at policy-making levels in business, government, education, community and charitable organizations, and other areas relevant to our business activities, as described below. Based on this review, the Committee advised the Board on February 8, 2011 that the each of the Trustees was qualified to serve on the Board under the Corporate Governance Guidelines.

Business, Management and Finance. The Board values significant business and management experience at the highest levels, including experience in heavily regulated industries in general and the electric utility industry in particular. Many of our Trustees have served as chief executive officers and/or chief financial officers, and several have spent their careers in the utility or energy industries. Most of our Trustees have served on the board of directors of numerous companies. In addition, the vast majority of our ongoing capital program is expected to be funded through cash flows provided by operating activities as well as new debt issuances and, less frequently, equity issuances. As a result, the Board of Trustees highly values policy-making level experience in, and understanding of, capital and financial markets, accounting and financial reporting, credit markets, and risk assessment.

Government/Regulatory/Political. Each of our utility subsidiaries is regulated in virtually all aspects of its business by various federal and state agencies, including the Securities and Exchange Commission, the Federal

Energy Regulatory Commission, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each subsidiaries operates. Accordingly, the Board of Trustees considers important policy-making level experience in a heavily regulated industry with major political overtones, or experience as a senior governmental official or regulator.

Education/Community and Charitable Organizations. The Board of Trustees also supports and encourages educational opportunities, community involvement and development, and philanthropic goals and activities. We established the Northeast Utilities Foundation, Inc. in 1998 to focus our community investments and to provide grants to our nonprofit community partners. Consistent with our business strategy and core values, the Foundation invests primarily in projects that address issues of economic and community development and the environment. Each Trustee has experience in one or more community or charitable organizations.

Other Areas Relevant to Our Business Activities. We operate New England’s largest energy delivery system in three different states. Because a majority of our Trustees also reside in our service territory, they not only have ties to local communities, but they understand our customers’ needs.

Diversity. In accordance with our Corporate Governance Guidelines, in addition to diverse business and other experience described above, the Corporate Governance Committee seeks diversity in gender, ethnicity and personal background when considering trustee candidates. Diverse thoughts and views emanating from different backgrounds, life experiences, career experiences and skills are critical to a well-functioning Board and essential to embracing opportunities and confronting challenges in the future. To ensure the success of our business strategy, the Board of Trustees strives to identify and pursue trustee candidates with diverse skills, knowledge, background and experience that complement the skills, knowledge and experience of our current Trustees.

Shareholders wishing to suggest potential candidates for membership on the Board of Trustees may address such information, in writing, to our Corporate Secretary at the mailing address set forth on page 6 of this Proxy Statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the individual’s qualifications.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the New York Stock Exchange. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.nu.com/investors/corporate_gov/trustee_independence.asp.

The Corporate Governance Committee conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each nominee for Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Northeast Utilities’ charitable donations to organizations where the nominees for Trustee or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each nominee for Trustee and (a) our senior management and (b) our independent auditors. The Committee determined that none of these relationships were material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that the utility operating company subsidiaries of Northeast Utilities provide electric service or natural gas service to the residences of nominees for Trustee and/or companies at which some of the nominees for Trustee were directors or executive officers. In 2010, Ms. Cleveland and Mr. Cloud and Mr. Patricelli each served as an executive officer of one or more of such companies. These utility services are provided in the ordinary course of business, on an arms’ length basis and pursuant to rates determined by the applicable public utility commission. The Board determined that relationships that exist solely due to an individual or entity purchasing electric service or natural gas service from any of the utility operating company subsidiaries of Northeast Utilities in the ordinary course of business, on an arms’ length basis and pursuant to rates determined by the applicable public utility commission, were not material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

Based on the recommendation of the Corporate Governance Committee following its review, on February 8, 2011, the Board of Trustees affirmatively determined that all of the nominees for election as Trustee at the Annual Meeting, with the exception of Mr. Shivery, our Chairman of the Board, President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees adopted a Related Party Transactions Policy on December 11, 2007. The Policy is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Northeast Utilities or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any proposed Related Party Transaction. The Corporate Governance Committee recommends to the Board of Trustees for approval only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Standards of Business Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction.

THE CODE OF ETHICS AND THE STANDARDS OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Northeast Utilities and its subsidiaries. The Code of Ethics is available on our website at www.nu.com/investors/corporate_gov/code_ethics.asp and our Standards of Business Conduct are available on our website at www.nu.com/investors/corporate_gov/NU_SBC_2007.pdf. You may obtain a printed copy of the Code of Ethics and the Standards of Business Conduct, without charge, by contacting our Assistant Secretary at the address set forth on page 7 of this Proxy Statement. Any amendments to or waivers under the Code of Ethics or the Standards of Business Conduct will be posted to our website at www.nu.com/investors/corporate_gov/default.asp.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Dr. Kennan, should send written communications in care of our Corporate Secretary at the mailing address set forth on page 6 of this Proxy Statement. The Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as to persons who are known to us to beneficially own more than five percent of the common shares of Northeast Utilities. We do not have any other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	15,688,683	(1)	8.9	%(1)

BlackRock Inc. 40 East 52nd Street New York, New York 10022	14,390,843	(2)	8.2	%(2)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,338,419	(3)	5.3	%(3)

(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011, reporting that as of December 31, 2010, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 15,688,683 common shares, which are held of record by clients of Wellington Management. Of these shares, Wellington Management has the shared power to vote or direct the vote of 10,794,340 common shares and the shared power to dispose or direct the disposition of all of these common shares. There were 176,448,081 common shares outstanding at December 31, 2010.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2011, reporting that as of December 31, 2010, BlackRock Inc. and certain subsidiaries beneficially owned, had the sole power to vote or direct the vote of, and the sole power to dispose of or direct the disposition of, all of these common shares.

(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, reporting that as of December 31, 2010, The Vanguard Group, Inc. had the sole power to vote or direct the vote of 220,250 common shares; the sole power to dispose of or to direct the disposition of 9,118,169 common shares; and the shared power to dispose or to direct the disposition of 220,250 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 220,250 common shares as investment manager of collective trust accounts and directs the voting of these shares.

COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of March 15, 2011, by each of our Trustees and each Named Executive Officer as well as the number of common shares beneficially owned by all of our Trustees and executive officers as a group. The table also includes information about options, restricted share units and deferred shares credited to the accounts of our Trustees and executive officers under certain compensation and benefit plans. Unless otherwise indicated, the address for the shareholders listed below is c/o Northeast Utilities, 56 Prospect Street, Hartford, Connecticut 06103-2818.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class
Richard H. Booth	37,308		*
Gregory B. Butler	158,040	(3)(4)(5)	*
John S. Clarkeson	13,526		*
Cotton M. Cleveland	41,450		*
Sanford Cloud, Jr.	41,250		*
John G. Graham	35,743		*
Elizabeth T. Kennan	38,190		*
Kenneth R. Leibler	17,031		*
David R. McHale	171,796	(4)(5)(6)	*
Leon J. Olivier	160,153	(4)	*
Robert E. Patricelli	50,173		*
James B. Robb	75,545		*
Charles W. Shivery	750,342	(4)(7)	*
John F. Swope	46,688		*
Dennis R. Wraase	10,081	(8)	*

All Trustees and Executive Officers as a group (17 persons)	1,705,341	(9)	*

*	Less than 1% of Northeast Utilities common shares outstanding.

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.

(2)	Includes common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 15, 2011, as follows: Mr. Booth, Mr. Swope and Ms. Cleveland: 2,500 shares each; and Mr. Shivery: 29,024 shares.

Also includes restricted share units, deferred restricted share units and/or deferred shares, including dividend equivalents, as to which none of the individuals has voting or investment power, and phantom common shares, representing employer matching contributions distributable only in cash, held by executive officers (except for Mr. McHale) who participate in our Deferred Compensation Plan for Executives, as follows: Mr. Booth: 33,509 shares; Mr. Butler: 69,147 shares; Mr. Clarkeson: 3,000 shares; Ms. Cleveland: 30,839 shares; Mr. Cloud: 13,908 shares; Mr. Graham: 35,143 shares; Dr. Kennan: 31,779 shares; Mr. Leibler: 3,000 shares; Mr. McHale: 85,912 shares; Mr. Olivier: 74,312 shares; Mr. Patricelli: 3,000 shares; Mr. Robb: 44,762 shares; Mr. Shivery: 509,228 shares; Mr. Swope: 29,778 shares; and Mr. Wraase: 6,081 shares.

Also includes unvested performance shares reported at target payouts, plus accumulated dividend equivalents, as to which none of the individuals has voting or investment power, as follows: Mr. Butler: 30,601 shares; Mr. McHale: 39,438 shares; Mr. Olivier: 41,410 shares; Mr. Robb: 20,033 shares; and Mr. Shivery: 155,770 shares. Actual payouts of the performance shares, if any, at the conclusion of relevant performance periods will depend on the extent to which performance goals are satisfied.

(3)	Includes 54,571 common shares owned jointly by Mr. Butler and his spouse with whom he shares voting and investment power.

(4)	Includes common shares held in the 401k Plan in the employee stock ownership plan account over which the holder has sole voting and investment power (Mr. Butler: 3,283 shares; Mr. McHale: 3,990 shares; Mr. Olivier: 1,912 shares; Mr. Robb: 667 shares; and Mr. Shivery: 2,068 shares).

(5)	Includes common shares held as units in the 401k Plan invested in the NU Common Shares Fund over which the holder has sole voting and investment power (Mr. Butler: 439 shares, and Mr. McHale: 1,826 shares).

(6)	Includes 112 common shares held by Mr. McHale in the 401k Plan TRAESOP/PAYSOP account over which Mr. McHale has sole voting and investment power.

(7)	Includes 1,500 common shares owned jointly by Mr. Shivery and his spouse with whom he shares voting and investment power.

(8)	Includes 4,000 common shares owned jointly by Mr. Wraase and his spouse with whom he shares voting and investment power.

(9)	Includes 36,524 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 15, 2011, and 1,295,224 unissued common shares. See note 2.

COMPENSATION DISCUSSION AND ANALYSIS

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

General

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, and shareholders. As a holding company for several regulated utilities, we are also responsible to our franchise customers to provide energy services reliably, safely, with respect for the environment and our employees, and at a reasonable cost.

The Executive Compensation Program supports its fundamental objective through the following design principles:

•

Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size and complexity in the utility and general industries. The program relies on compensation data obtained from consultants’ surveys of companies and from a customized peer group to ensure that compensation opportunities are competitive and capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives. As we continue to grow and improve our transmission, distribution, and generation systems, having the right talent will be critical.

•

Establish performance-based compensation that balances rewards for short-term and long-term business results. The program motivates executives to run the business well in the short-term, while executing the long-term business plan to benefit both our customers and shareholders. The program aims to strike a balance between the short- and long-term programs so that they work in tandem. It also ensures that long-term objectives are not sacrificed to achieve short-term goals or vice versa.

Incentive plan performance criteria are based on a combination of financial, operational, stewardship, and strategic goals that are essential to the achievement of our business strategies. This linkage to critical goals helps to align executives with our key stakeholders: customers, employees, and shareholders. The long-term program also compares performance relative to a group of comparable utility companies.

•

Reward corporate and individual performance. Overall compensation has many metrics based on corporate performance but is also highly differentiated based on individual performance. The annual incentive program rewards both corporate performance (measured by adjusted net income) and individual performance (including individualized financial, operational, stewardship and strategic metrics). Long-term incentives consist of performance units (performance shares and performance cash) and restricted share units (RSUs). Performance units are paid out based on the achievement of corporate goals (cumulative net income, average return on equity, average credit rating and relative total shareholder return). The size of RSU grants may reflect corporate performance during the preceding fiscal year as well as individual performance and contribution, but the ultimate value of the RSUs is based on total shareholder return.

•

Encourage long-term commitment to the Company. Utility companies provide a public service and have a long-term commitment to ensure that customers receive reliable service day after day. Meeting this commitment requires specialized skills and institutional knowledge that are learned over time through local industry experience. These skills include familiarity with the regions and communities that we serve, government regulations, and long-term energy policies. In addition, utility companies rely on long-term capital investments to serve their customers.

As a result, public utilities benefit from long-term service employees. We have structured our executive compensation programs to build long-term commitment as well as shareholder alignment. Providing competitive compensation opportunities and offering programs such as RSUs and supplemental retirement benefits that vest and have the ability to increase in value over time encourage long-term employment. Executive share ownership guidelines are another program component intended to build long-term shareholder alignment and commitment.

NAMED EXECUTIVE OFFICERS

The executive officers listed in the Summary Compensation Table in this Proxy Statement whose compensation is discussed in this CD&A are referred to as the “Named Executive Officers” or “NEOs.” For 2010, our Named Executive Officers are:

•	Charles W. Shivery, Chairman of the Board, President and Chief Executive Officer

•	David R. McHale, Executive Vice President and Chief Financial Officer

•	Leon J. Olivier, Executive Vice President and Chief Operating Officer

•	Gregory B. Butler, Senior Vice President and General Counsel

•	James B. Robb, Senior Vice President-Enterprise Planning and Development, Northeast Utilities Service Company

RISK ANALYSIS OF EXECUTIVE COMPENSATION PROGRAM

The overall compensation program features a mix of compensation elements ranging from a fixed base salary that is risk-neutral to annual and long-term incentive compensation programs intended to motivate officers and eligible employees to achieve individual and corporate performance goals that reflect the appropriate assessment of risk. The fundamental objective of the compensation program is to foster the continued growth and success of our business. The design and implementation of the overall compensation program provides the Compensation Committee with opportunities throughout the year to assess risks within the compensation program that may have a material effect on the Company and our shareholders.

Each year, as part of its annual planning process, the Board of Trustees and its Finance Committee review the Company’s comprehensive annual operating and five-year strategic plans. The annual operating plan consists of the goals and objectives for the year, key performance indicators and financial forecasts. The strategic plan consists of long-term corporate goals and objectives, specific strategies to achieve those goals, and action plans designed to implement each strategy. The Enterprise Risk Management (ERM) process is integrated into the annual operating planning and the strategic planning processes. The most significant enterprise-wide financial risks are identified during development of the annual operating plans, and are updated and presented monthly to the Finance Committee. Enterprise strategic risks are identified and presented to the Board during development of the five-year strategic plans. Following review and approval of the annual operating and strategic plans by the Board of Trustees and the Finance Committee, the Compensation Committee reviews the overall compensation program in the context of both plans. In particular, the Compensation Committee designs the annual and long-term incentive compensation programs for officers and eligible employees to promote the achievement of the goals and objectives of the annual operating plan and the strategic plan that were each previously subjected to ERM review.

In 2009, the Compensation Committee also assessed the risks associated with the executive compensation program proposed for 2010 by specifically reviewing the various elements of the incentive compensation programs. The annual incentive program was reviewed to ensure an appropriate balance between the individual and corporate goals and that the goals were appropriate to support the annual business plan. Similarly, the long-term incentive program was reviewed to ensure that the performance metrics were properly weighted and supported the Company’s strategic plan. Both the annual and long-term incentive programs were reviewed to ensure that mechanisms exist to mitigate risk, which mechanisms include goal setting and discretion with respect to actual payments, share ownership guidelines, clawback of incentive compensation under certain circumstances, and deferral of certain long-term incentive awards. Key elements of the executive compensation program have not changed since the review in 2009.

ELEMENTS OF 2010 COMPENSATION

Set forth below is a brief description and the objective of each material element of our executive compensation program:

Compensation Element	Description	Objective
Base Salary	Fixed compensation Subject to increase annually during the first quarter based on individual performance, competitive market levels, strategic importance of the role and experience in the position

Compensate officers for fulfilling their basic job responsibilities

Provide base pay commensurate with salaries paid to executive officers holding comparable positions in other utility companies and companies in general industry

Aid in attracting and retaining qualified personnel

Annual Incentive Program	Variable compensation based on performance against pre-established annual corporate and individual goals that is paid in cash in the first quarter following the end of the program year	Promote the achievement of annual performance objectives that represent business success for the Company, the executive, and his business unit or function

Long-Term Incentive Program	Variable compensation consisting of 25% RSUs and 75% Performance Units (see below)

• Restricted share units (RSUs)	Common share units, which vest over a three-year period, may be granted based on corporate performance and individual performance and contribution	Align executive and shareholder interests through share performance and share ownership Encourage a long-term commitment to the Company

• Performance units

Long-term incentive, one-half of which is performance cash and one-half of which is performance shares, that rewards individuals for corporate performance over a three-year period based on achieving pre-established levels of:

•    Cumulative net income

•    Average return on equity

•    Average credit rating

•    Total shareholder return relative to a group of comparable utility companies

Reward performance on key corporate priorities that are also key drivers of total shareholder return performance

Align executive and shareholder interests through share performance and share ownership

Strengthen the link between long-term compensation and total shareholder return performance

Encourage long-term thinking and commitment to the Company

Compensation Element	Description	Objective
Supplemental Benefits	Supplemental Executive Retirement Plan, Nonqualified Deferred Compensation, and Perquisites	Supplemental benefits intended to help us attract and retain executive officers critical to our success by reflecting competitive practices

• Supplemental Executive Retirement Plan (Supplemental Plan)

Non-qualified pension plan, providing additional retirement income to officers beyond payments provided in our standard defined benefit retirement plan, consisting of:

•    A defined benefit “make-whole” plan

•    A supplemental “target” benefit (certain senior vice presidents and above only)

Executives hired after 2005 are ineligible for these benefits

Compensate for Internal Revenue Code limits on qualified plans Aid in retention of executives and enhance long-term commitment to the Company

• Other Nonqualified Deferred Compensation (Deferral Plan)

Opportunity to defer base salary and annual incentives, using the same investment vehicles as NU’s qualified 401(k) plan, and receive matching contributions otherwise capped by Internal Revenue Code limits on qualified plans

Each year’s matching contribution vests after three years or at retirement

For executives hired after 2005, who are ineligible to participate in our defined benefit pension plan, we make contributions of 2.5%, 4.5% and 6.5%, as applicable based on the relevant bracket for the sum of the officer’s age and years of service, of cash compensation that would otherwise be capped by Internal Revenue Code limits on qualified plans

Aid executives in tax planning by allowing them to defer taxes on certain compensation

Compensate for Internal Revenue Code limits on qualified plans

Provide a competitive benefit

Aid in retention and enhance long-term commitment to the Company

• Med-Vantage Plan	For executives hired after 2005, who are ineligible to participate in our defined benefit pension plan, starting at age 40 we make contributions of $1,000 per year to a qualified retiree medical savings account	Designed to help build tax-free savings for post-employment health care expenses

Compensation Element	Description	Objective
• Perquisites

Tax preparation and financial planning reimbursement benefit (certain senior executives)

Executive physical examination reimbursement plan

Reimbursement of relocation expenses for newly hired and transferred executives

Reimbursement of spousal travel expenses only for business purposes

Encourage use of a professional tax advisor to properly prepare complex tax returns and leverage the value of our compensation programs

Encourage executives to undergo regular health checks to reduce the risk of losing critical employees

Discretionary benefits intended to help our executive officers be more productive and efficient

Employment Agreements	Employment or other agreements with certain of our Named Executive Officers provide benefits and payments upon involuntary termination and termination following a change of control. Mr. Olivier participates in a “Special Severance Program” (SSP) that provides other benefits and payments upon termination of employment resulting from a change-in-control	Meet competitive expectation of employment Help focus executive on shareholder interests Provide income protection in the event of involuntary loss of employment

MIX OF COMPENSATION ELEMENTS

We strive to provide executive officers with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with the market. The Compensation Committee determines the Total Direct Compensation for our Named Executive Officers as described under the caption entitled “Market Analysis,” below. As a result, the annual and long-term incentive target percentages for our CEO and the other executive officers listed in the Summary Compensation Table are approximately equal to competitive median incentives.

With respect to incentive compensation, the Compensation Committee believes it is important to balance short-term goals, such as generating earnings, with longer term goals, such as long-term value creation and maintaining a strong balance sheet. As our executive officers are promoted to more senior positions, they assume increased responsibility for implementing our long-term business plans and strategies, and a greater proportion of their total compensation is based on performance with a long-term focus.

The Compensation Committee determines the compensation for each executive officer based on the relative authority, duties and responsibilities of each office. Our CEO’s responsibilities for the daily operations and management of the Northeast Utilities System companies are significantly greater than the duties and responsibilities of our other executive officers. As a result, our CEO’s compensation is significantly higher than the compensation of our other executive officers. We regularly review market compensation data for executive officer positions similar to those held by our executive officers, including our CEO, and this market data continues to indicate that chief executive officers are typically paid significantly more than other executive officers. For 2010, target annual incentive and long-term incentive compensation opportunities for our CEO were 100% and 300% of base salary, respectively. For the remaining NEOs, target annual incentive compensation opportunities ranged from 50% to 65% of base salary and target long-term incentive compensation opportunities ranged from 100% to 150% of base salary.

The following table sets forth the contribution to 2010 Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for each Named Executive Officer.

	Percentage of TDC at Target
		Performance Based (1)
			Long-Term Incentives (2)
Named Executive Officer	Base Salary	Annual Incentive	Performance Units	RSUs (3)	TDC
Charles W. Shivery	20%	20%	45%	15%	100%
David R. McHale	32%	20%	36%	12%	100%
Leon J. Olivier	32%	20%	36%	12%	100%
Gregory B. Butler	32%	20%	36%	12%	100%
James B. Robb	40%	20%	30%	10%	100%
NEO average, excluding CEO	34%	20%	34.5%	11.5%	100%

(1)	The annual incentive compensation element and performance units under the long-term incentive compensation element are performance-based.

(2)	Long-term incentive compensation at target consists of 75% performance units and 25% RSUs.

(3)	RSUs vest over three years contingent upon continued employment.

MARKET ANALYSIS

The Compensation Committee strives to provide our executive officers with compensation opportunities over time at or above the median compensation levels for executive officers of companies comparable to us. The Committee determined executive officer TDC levels in two steps. First, the Committee determined the “market” values of executive officer compensation elements (base salaries, annual incentives and long-term incentives) as well as total compensation using compensation data obtained from other companies. The Committee reviewed compensation data obtained primarily from utility and general industry surveys and, secondarily, from a customized group of peer utility companies. The Committee then reviewed the compensation elements for each executive officer with respect to the median of these market values, and considered individual performance, experience and internal pay equity to determine the amount, if any, by which the various compensation elements should differ from median market values. Significantly, the Committee has not made an explicit commitment to compensate our executive officers through a firm and direct connection between the compensation paid by us and the compensation paid by any of the companies in the utility and general industry surveys or in the customized group of peer utilities.

Set forth below is a description of the sources of the compensation data used by the Compensation Committee when reviewing 2010 compensation:

•

Utility and general industry survey data. The Committee analyzed compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. The Committee used size-adjusted utility and general industry survey data to determine base salaries and incentive opportunities. Then the Committee compared utility-specific executive officer positions, including our Executive Vice President and Chief Operating Officer, to utility-specific market values. For executive officer positions that have counterparts in general industry, including our CEO; Executive Vice President and Chief Financial Officer; Senior Vice President and General Counsel; and Senior Vice President-Enterprise Planning and Development, the Committee averaged general industry comparisons with utility industry comparisons weighted equally, as both groups represent the talent market for these executive officers.

•

Customized peer group data. The Committee also evaluated compensation data obtained from reviews of proxy statements from our customized group of peer utility companies. Periodically, the Committee assesses the composition of our customized peer group to ensure that the number of companies is sufficient and the companies have reasonably similar revenues. The Committee reviewed the composition of our customized peer group in 2010 and compared the group against our size guidelines of revenues between approximately $3 billion and $12 billion. Keeping in mind the Compensation Committee’s desire to maintain a consistent set of peer companies from year to year to avoid volatility in competitive compensation findings used for comparison across companies, the Committee maintained the same peer group for 2010 that it used in 2009. As a result, in support of executive pay decisions during 2010, our customized peer group consisted of utilities with annual revenues that ranged from $1.7 billion to $14 billion with median annual revenues of $6.1 billion. We will continue to monitor their size to determine if they should be removed from the peer group in the future. The Committee considered data only for those executive officer positions where there is a title match, which in 2010 included the CEO, Chief Operating Officer, Chief Financial Officer, and General Counsel. For 2010, the peer group consisted of the following 20 companies:

Allegheny Energy, Inc.	Great Plains Energy Incorporated	Pinnacle West Capital Corporation
Alliant Energy Corporation	Integrys Energy Group Inc.	Progress Energy, Inc.
Ameren Corporation	NiSource Inc.	SCANA Corporation
CenterPoint Energy, Inc.	NSTAR	TECO Energy, Inc.
CMS Energy Corporation	NV Energy, Inc.	Wisconsin Energy Corporation
Consolidated Edison, Inc.	OGE Energy Corp.	Xcel Energy Inc.
DTE Energy Company	Pepco Holdings, Inc.

The Committee used compensation data obtained from these companies for insights into incentive compensation design practices and compensation levels, although no specific actions were taken in 2010 directly as a result of this information. In 2010, the Committee also used this group for performance comparisons under the 2010 – 2012 Long-Term Incentive Program. The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data to ensure that they continue to represent market median levels. Adjustments are made gradually over time to avoid radical changes.

The Compensation Committee also sets supplemental benefits at levels that provide market-based compensation opportunities to the executive officers. Compensation includes perquisites to the extent they serve business purposes. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, sometimes including data obtained from companies in the customized peer group. Benefits are adjusted occasionally to help maintain market parity. When the market trend for supplemental benefits reflects a general reduction (e.g., the elimination of defined benefit pension plans), the Committee has reduced these benefits only for newly hired officers. The Committee reviewed our supplemental retirement practices most recently in 2005 and 2006, as described in more detail below under the caption entitled “Supplemental Benefits.”

BASE SALARY

The Compensation Committee reviews executive officers’ base salaries annually. The Committee considers the following specific factors when setting or adjusting base salaries:

•	Annual individual performance appraisals

•	Market pay movement across industries (determined through market analysis)

•	Targeted market pay positioning for each executive officer

•	Individual experience and years of service

•	Changes in corporate focus with respect to strategic importance of a position

•	Internal equity

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, economic conditions and corporate performance have caused salary increases to be postponed. The Committee prefers to reflect subpar corporate performance through the variable pay components.

In 2010, given the continuing uncertainty in the capital markets and weakened economic conditions, the Committee determined to continue the base salary freeze for the NEOs, first implemented in 2009.

INCENTIVE COMPENSATION

The annual incentive program and the long-term incentive program are provided under the Northeast Utilities Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plans. The long-term incentive program is designed to reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive officers with those of our shareholders and retain the executive officers during the term of grants. The annual and long-term programs are intended to work in tandem so that achievement of our annual goals leads us towards attainment of our long-term financial goals. Similar to 2009, grants under the long-term incentive program consisted of three elements of compensation: RSUs, performance cash, and performance shares. For the 2010 – 2012 Long-Term Incentive Program, the grant value consisted of 25% RSUs, 37.5% performance shares, and 37.5% performance cash, reflecting the Committee’s desire to balance the roles of total shareholder return and our corporate financial performance in our compensation programs.

Incentive grants are based on objective financial performance goals established by the Compensation Committee with the advice of the Finance Committee. The Compensation Committee sets the performance goals annually for new annual incentive and long-term incentive program performance periods, depending on our business focus for the then-current year and the long-term strategic plan.

2010 ANNUAL INCENTIVE PROGRAM

The 2010 Annual Incentive Program consisted of a corporate goal plus individual goals for each NEO. The Compensation Committee set the annual incentive compensation targets for 2010 at 100% of base salary for our CEO and at 50% to 65% of base salary for the other NEOs. The annual incentive compensation targets are used as guidelines for the determination of annual incentive payments, but actual annual incentive payments may vary significantly from these targets, depending on individual and corporate performance. Actual annual incentive payments may equal up to two times target if we achieve superior financial and operational results. The opportunity to earn up to two times the incentive target reflects the Compensation Committee’s belief that executive officers have significant ability to affect performance outcomes. However, we do not pay annual incentive awards if minimum levels of financial performance are not met. A total of 33 officers, including the NEOs, participated in the 2010 Annual Incentive Program.

2010 Corporate Goal

The objective of the 2010 Annual Incentive Program corporate goal for the NEOs was to achieve an adjusted net income (ANI) target established by the Compensation Committee. ANI is defined as consolidated Northeast Utilities net income adjusted to exclude the effect of certain nonrecurring income and expense items or events. The Committee uses ANI because it believes that ANI serves as an indicator of ongoing operating performance. The minimum payout under the corporate goal was set at 50% of target and would have occurred if actual ANI had been 90% of the ANI target. The maximum payout under the corporate goal was set at 200% of target and would have occurred if actual ANI had been at least 110% of the ANI target.

For 2010, the Compensation Committee established the ANI target at $346.8 million. The ANI target reflects the midpoint of the range of internal ANI estimates calculated at the beginning of the year. The ANI thresholds for the individual and corporate goals appear below (dollars in millions):

Threshold For Individual Goals (20% below ANI Target)	Minimum Corporate Goal (10% below ANI Target)	2010 ANI Target	Maximum Corporate Goal (10% above ANI Target)	Actual 2010 ANI
$277.4	$312.1	$346.8	$381.5	$400.6

The Compensation Committee set the ANI threshold for achieving individual goals and the minimum and maximum corporate goals in its discretion based on the following factors:

•	An assessment of the potential volatility in results through an evaluation of critical elements of the strategic business plan, both individually and in combination with each other;

•	The degree of difficulty in achieving the ANI target; and

•	The minimum acceptable ANI.

At the time that the Compensation Committee established the performance goals for 2010, the Committee also considered and agreed upon exclusions from ANI consisting of certain nonrecurring income and expense items or events that were either beyond the control of management generally or related to a decision by the Committee not to penalize executive officers for making correct strategic business decisions. The Compensation Committee approved all final exclusions from ANI. In addition, using its discretion, the Compensation Committee excluded the positive effect on earnings that resulted from the delay of a planned asset transaction. The income and expense items set forth below were excluded from ANI in 2010.

Excluded Categories	Specific 2010 Adjustments ($ in millions)
Changes to net income as the result of accounting or tax law changes	$(5.1)
Delay in planned asset transactions	1.8
Incremental NSTAR merger costs	(9.4)

Net Adjustments:	$(12.7)

2010 Individual Goals

The 2010 Annual Incentive Program individual goals included various financial, operational, stewardship, and strategic metrics that are drivers of overall corporate performance. The achievement of individual goals would result in an annual incentive payment only if actual ANI is at least 80% of the ANI target. Upon achieving this ANI threshold, the maximum payout is possible for individual goals for every participant.

This 80% ANI threshold satisfies the requirements of Section 162(m) of the Internal Revenue Code. The Committee acts in its discretion under Section 162(m) and related Internal Revenue Service rules and regulations to ensure that incentive compensation payments are “qualified performance based compensation” not subject to the $1 million limitation on deductibility.

The Compensation Committee acting jointly with the Corporate Governance Committee determines the CEO’s proposed annual incentive program payment based on the extent to which individual and corporate goals have been achieved. The Compensation Committee recommends to the Board of Trustees for approval the proposed award for the CEO. For the remaining NEOs, the CEO recommends annual incentive awards to the Compensation Committee for its approval. NEOs are eligible to receive up to two times the annual incentive compensation target for the individual portion of the award.

Goal Weightings and Individual Goals for 2010

The following table sets forth the weighting of the annual incentive program corporate goal and individual goals for each NEO for 2010. These weightings reflect the Compensation Committee’s desire to balance individual accountability with teamwork across the organization. Individual goals for our NEOs range from 40% to 50% of the total annual incentive program target. Certain of our NEOs’ individual performance goals are subjective in nature and cannot be measured either by reference to existing financial metrics or by using pre-determined mathematical formulas. The Committee believes that it is important to exercise judgment and discretion when determining the extent to which each NEO satisfies subjective individual performance goals. The Committee considers these goals along with several factors, including overall individual performance, corporate performance, prior year compensation and the other factors discussed below.

Name and Principal Position	Corporate Goal Weighting	Individual Goal Weighting	Brief Description of Material Individual Goals
Charles W. Shivery Chairman of the Board, President, and Chief Executive Officer	60%	40%

Ensure the effective execution of the Company’s articulated 2010 operating and capital plans as approved. Special emphasis should be given to ensuring that operational leadership continues to transition to the appropriate level within the organization, through the use of well defined expectations and metrics. Implement the Company’s new safety initiatives and make measurable improvement in safety related results (20% of individual goals).

Ensure the effective execution of the Company’s articulated strategic plan for 2010-2014. Continue to shape the implementation of energy policy in New England, consistent with the Company’s strategic plan to benefit its customers (20% of individual goals).

Identify a strategic vision and the associated opportunities that are in addition to the current transmission-centric strategy and ensure the appropriate organizational structure, resources and culture to position the Company for future success (20% of individual goals).

Continue to embed sustainability into the Company’s operations and relationships with its key stakeholders. Achieve improvement in the Company’s reputation among its various stakeholders (10% of individual goals).

Implement cultural changes necessary for the Company to succeed in an increasingly customer-centric environment. Continue to advance the Company’s succession planning and leadership development program to improve the depth and breadth of leadership talent. Lead through tone and actions the Company’s efforts to realize our vision to create an inclusive environment and a diverse workforce (10% of individual goals).

Assist the Committee on Succession Planning and the Board of Trustees to ensure the smooth implementation of the succession planning process and to provide a seamless transition of leadership for the Company and its stakeholders (20% of individual goals).

Name and Principal Position	Corporate Goal Weighting	Individual Goal Weighting	Brief Description of Material Individual Goals
David R. McHale Executive Vice President and Chief Financial Officer	60%	40%

Successfully execute operating plans: support the Company’s strategy, 2010 operating plan, and competitive businesses, and improve effectiveness of shared services (40% of individual goals).

Provide critical subject matter and execution expertise to advance NU’s strategy while ensuring integrity of the Company’s financial position (20% of individual goals).

Manage department budgets and expenditures; continue to execute internal customer focus strategy (15% of individual goals).

Effectively communicate the Company’s strategy and financial position to stakeholders, with particular emphasis on investors, and throughout the Company (15% of individual goals).

Achieve organization development goals: continue to ensure the effective organizational design of the finance and shared services organizations; manage for an inclusive environment and diverse workforce (10% of individual goals).

Leon J. Olivier Executive Vice President and Chief Operating Officer	50%	50%

Advance the Company’s strategic objectives (40% of individual goals).

Achieve the Company’s 2010 utility operating plans emphasizing execution, improvement, and operating company operational objectives (30% of individual goals).

Work with the CEO and members of the executive team to build stakeholder confidence (10% of individual goals).

Achieve 2010 Customer Experience goals and objectives (10% of individual goals).

Implement planned safety initiatives and make measureable improvements in overall safety results; continue to build and maintain a diverse and quality workforce (10% of individual goals).

Gregory B. Butler Senior Vice President and General Counsel	50%	50%

Manage Legal Department to enable the Company to achieve its strategic plan and 2010 operating and capital financing objectives; provide leadership with respect to uncollectibles expense and HWP Company site remediation (30% of individual goals).

Develop Legislative, Regulatory, Legal, and Communications plans and provide expertise for the Company’s strategic initiatives and emerging opportunities (30% of individual goals). Achieve successful outcomes in federal and state energy regulatory legislative proceedings; contribute to positioning Company as a leading regional and national expert on energy issues (25% of individual goals).

Provide quality internal customer support; execute talent management and development plans; manage budget (15% of individual goals).

Name and Principal Position	Corporate Goal Weighting	Individual Goal Weighting	Brief Description of Material Individual Goals
James B. Robb Senior Vice President— Enterprise Planning and Development, Northeast Utilities Service Company	50%	50%

Develop comprehensive energy productivity and renewable generation strategies that align Company objectives, shareholder aspirations, and customer needs; finalize key commitments established for the northern transmission opportunities (75% of individual goals).

Continue to build the Company’s reputation for sustainability and build on the Company’s emerging reputation as a thought leader on energy issues; evolve the Company’s thinking regarding key policy issues in the energy sector, including policies around electric vehicles (25% of individual goals).

2010 Results

The 2010 actual ANI was $400.6 million, which exceeded the maximum ANI amount. As a result, a portion of the total annual incentive payment to each NEO was attributable to achieving the corporate goal at 200% of target. In addition, the 2010 actual ANI exceeded the individual goal threshold. Accordingly, the balance of the annual incentive payment to each NEO was based on the extent to which each NEO achieved his individual goals.

CEO Annual Incentive Payment

The Compensation Committee and the Corporate Governance Committee assessed Mr. Shivery’s performance on his individual goals described in the table on page 36. The Committee determined that Mr. Shivery’s execution of our long-term strategic plan as well as our 2010 operating and capital plans exceeded expectations. We delivered improved financial performance with strong control over costs, sound operations, strong distribution and generation results, and investments in our transmission and distribution infrastructure. While we began the year with a number of operational and economic uncertainties, we achieved fair and reasonable outcomes in multiple-year electric distribution rate cases, reached key milestones for the Northern Pass transmission project, secured key approvals to advance the New England East-West Solutions projects for improved interstate reliability, and achieved significant improvements in safety and Customer Experience. Mr. Shivery continued to improve the depth and breadth of our leadership talent and to advance the Company’s succession planning programs. With Mr. Shivery’s leadership, NU is well positioned for the future as we plan for the proposed merger with NSTAR.

Coupled with our overall corporate performance measured by ANI, the Compensation Committee members applied judgment to determine their recommendation for Mr. Shivery’s annual incentive payment. Following a detailed review of these factors without Mr. Shivery present, the Board of Trustees awarded Mr. Shivery an annual incentive payment of $1,987,200 for 2010, consisting of $1,242,000 attributable to the achievement of 200% of the corporate goal and an additional $745,200 attributable to Mr. Shivery’s performance of his individual goals. The Board of Trustees determined that this annual incentive payment was consistent with Mr. Shivery’s above-expectations performance based on corporate, financial and individual criteria established for 2010. Mr. Shivery’s annual incentive payment exceeds that of the other NEOs because of his significantly greater duties and responsibilities as our CEO.

NEO Annual Incentive Payments

In addition to our corporate ANI goal described above, the Compensation Committee considered individual performance goals and other factors in determining the annual incentive payments for each of the other NEOs. These factors included the annual incentive payment recommendations made by our CEO with respect to each of the other NEOs and the scope of such NEO’s responsibilities, performance, and impact on or contribution to our corporate success and growth. The annual incentives paid to each of the other NEOs as described below include the corporate ANI goal component for 2010.

Name and Principal Position	Annual Incentive Payment	2010 Accomplishments
David R. McHale Executive Vice President and Chief Financial Officer	$608,517	The Compensation Committee determined that Mr. McHale and his organization successfully issued debt on favorable terms, maintaining and enhancing liquidity through a period of continued economic contraction. Mr. McHale and his team also achieved higher than expected margins from our competitive businesses. Mr. McHale and his organization provided critical subject matter expertise and financial, analytical and risk management support for our major strategic initiatives, allowing the Company to successfully pursue new opportunities, including the Northern Pass transmission project and the proposed merger with NSTAR.

Leon J. Olivier Executive Vice President and Chief Operating Officer	$601,494	The Compensation Committee determined that Mr. Olivier and his team effectively executed our operating plan within a challenging economy. Accomplishments included attainment of milestones related to Northern Pass transmission project, NEEWS, Yankee Gas pipeline expansion initiatives, customer service enhancements, and effective completion of the year’s capital program.

Gregory B. Butler Senior Vice President and General Counsel	$458,320	The Compensation Committee determined that Mr. Butler and his team contributed significantly to our operational and strategic accomplishments by achieving fair and reasonable outcomes in various federal and state regulatory proceedings and by providing extensive support for various strategic initiatives, including the Northern Pass transmission project and the proposed merger with NSTAR. His team continued to position our Company as a leading regional and national expert on energy issues.

James B. Robb Senior Vice President— Enterprise Planning and Development	$339,000	The Compensation Committee determined that Mr. Robb and his team were instrumental in finalizing and executing agreements on the Northern Pass transmission project. Mr. Robb and his team have continued to develop smart grid and electric vehicle strategies to better meet our customers’ needs and improve the efficiency of our operations.

LONG-TERM INCENTIVE PROGRAMS

General

Under our Long-Term Incentive Programs, the Compensation Committee acting jointly with the Corporate Governance Committee recommends to the Board of Trustees a long-term incentive target grant value for our CEO as a percentage of base salary on the date of grant. This recommendation is presented to the Board of Trustees for approval. The Compensation Committee also approves long-term incentive target grant values for each of the other NEOs as a percentage of base salary on the date of grant. For the 2010 – 2012 Long-Term Incentive Program, at target, each grant generally consisted of 25% RSUs and 75% performance units (one-half of which was performance cash and one-half of which were performance shares), subject to adjustment by the Compensation Committee (except the Compensation Committee acts jointly with the Corporate Governance Committee in recommending to the Board of Trustees adjustments to our CEO’s targets), reflecting the Committee’s desire to balance the roles of total shareholder return and our corporate financial performance in our compensation programs.

For the 2010 – 2012 program, the Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees a long-term incentive compensation target for our CEO at 300% of base salary, which the Board approved. The Compensation Committee established long-term incentive compensation targets at 100% to 150% of base salary for the remaining NEOs.

Restricted Share Units (RSUs)

Each RSU granted under the long-term incentive program entitles the holder to receive one NU common share at the time of vesting. All RSUs granted in 2010 will vest in equal annual installments over three years. RSU holders are eligible to receive reinvested dividend units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Reinvested dividend units are accounted for as additional RSUs that accrue and are distributed with the common shares issued upon vesting and distribution of the underlying RSUs. Common shares, including any additional common shares in respect of reinvested dividend units, are not issued for any RSUs that do not vest.

General

Annually, the Compensation Committee determines RSU grants for each officer participating in the long-term incentive program. Initially, the target RSU grants are equal to 25% of the long-term incentive compensation target for each officer. RSU grants are based on a percentage of base salary and measured in dollars. The percentage used for each officer is based on the officer’s position in the Company and ranges from 5% to 75% of salary. The Committee reserves the right to increase or decrease the RSU grant from target for each officer under special circumstances. The Compensation Committee acting jointly with the Corporate Governance Committee recommends to the Board of Trustees the final RSU grant for our CEO. Based on input from our CEO, the Compensation Committee determines the final RSU grants for each of the other officers, including the other NEOs.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into NU common share equivalents by dividing the value of each grant by the average closing price for NU common shares during the last ten trading days in January in the year of the grant.

RSU Grants under the 2010 – 2012 Program

Under the 2010 – 2012 program, the target RSU grant totaled approximately $2.4 million for all 31 officers participating in the long-term incentive program. The Committee did not adjust any officer’s RSU grant from target for the 2010 – 2012 program. Accordingly, the final total RSU grant for officers, including our CEO, was unchanged from target. Dividing the final total RSU grant by $25.74, the average closing price for NU common shares during the last ten trading days in January 2010, resulted in an aggregate of 93,843 RSUs. The following RSU grants at 100% of target were approved, reflected in RSUs: Mr. Shivery: 30,157; Mr. McHale: 7,649; Mr. Olivier: 8,013; Mr. Butler: 5,929; and Mr. Robb: 3,885.

Performance Units

General

Performance units are a performance-based component of our long-term incentive program. A new three-year program commences every year. Performance unit grants are equal to 75% of total individual long-term incentive grants at target. The performance-based component of our long-term incentive programs has continued to evolve over the three prior years by shifting a portion of performance cash in earlier programs to performance shares in more recent programs to further strengthen the alignment of the performance elements with our shareholders.

Long-Term Incentive Program	Percentage of Performance Cash	Percentage of Performance Shares
2008 – 2010	100%	0%
2009 – 2011	67%	33%
2010 – 2012	50%	50%
2011 – 2013	0%	100%

The Committee approved the 2010 – 2012 program in early 2010. One-half of the performance unit grant in the 2010 – 2012 program consisted of a performance cash grant and the remaining one-half of each performance unit grant consisted of a performance share grant. Consequently, performance cash grants and performance share grants were each equal to 37.5% of the total individual long-term incentive grants at target. Under all of our long-term programs, both performance cash grants and performance share grants are measured in dollars. Performance share grants are subsequently converted from dollars into NU common share equivalents by dividing the value of each grant by the average closing price for NU common shares during the last ten trading days in January in the year of the grant. During the three-year performance program period, the dividends that would have been paid with respect to the performance shares to holders of performance share grants are accounted for as additional common shares that accrue and are distributed with the common shares, if any, at the end of the program.

Awards under a program are earned to the extent to which we achieve goals in the four metrics described below during the three years of the program, except as reduced in the discretion of the Compensation Committee. The Compensation Committee determines the actual awards, if any, only after the end of the final year in the respective program.

•

Cumulative Adjusted Net Income, which is consolidated Northeast Utilities net income adjusted by the Compensation Committee to exclude the effects of certain nonrecurring income and expense items or events (which we defined as ANI under the annual incentive program) over the three years in a program (20%).

•	Average adjusted ROE, which is the average of the annual return on equity for the three years in a program. The Committee adjusts average ROE on the same basis as cumulative adjusted net income (20%).

•

Average credit rating of Northeast Utilities (excluding the regulated utilities), which is the time-weighted average daily credit rating by the rating agencies Standard & Poor’s, Moody’s, and Fitch. The metric is calculated by assigning numerical values, or “points,” to credit ratings (A or A2: 5; A- or A3: 4; BBB+ or Baa1: 3; BBB or Baa2: 2; and BBB- or Baa3: 1) so that a large point value represents a high credit rating. In addition to average credit rating objectives, the ratings of Northeast Utilities by S&P and Moody’s must remain above investment grade (20%).

•	Relative total shareholder return of Northeast Utilities as compared to the return of the utility companies listed in the performance peer group identified for each long-term incentive program (40%).

The selection of these four metrics reflects the Compensation Committee’s belief that these areas are critical measurements of corporate success. Each metric was weighted equally in the 2008 – 2010 and 2009 – 2011 programs. In the 2010 – 2012 program, the weighting of the total shareholder return metric was increased to 40% and the remaining three metrics were reduced to 20% each, to strengthen the alignment between executives and shareholders. The Committee measures performance against the cumulative adjusted net income, average adjusted ROE, and average credit rating, because these metrics are directly related to our multi-year business plan in effect at the beginning of the three-year program. The Committee also measures performance against relative total shareholder return to emphasize to the plan participants the importance of achieving total shareholder returns that are comparable to the returns for companies listed in the performance peer group. Before any amount is payable with respect to a metric, we must achieve a minimum level of performance under that metric. If we achieve the minimum level of performance for any goal, then the resulting payout will equal 50% of the target for that goal. If we achieve the maximum level of performance for any goal, then the resulting payout will equal 150% of target for that goal. The Committee fixed the minimum opportunity at 50% of target and the maximum opportunity at 150% of target because the Committee believes this range is consistent with the ranges used by companies listed in the performance peer group.

Upon closing of the proposed merger with NSTAR, the extent of satisfaction of the performance goals applicable to Performance Units for performance periods not yet completed in the 2009 – 2011 program and the 2010 – 2012 program generally will be measured based on performance up to the closing of the merger and payment generally will be made on a pro-rata basis (based on the portion of the applicable performance period that had been completed upon closing of the merger) following the end of the original performance period conditioned upon continued employment through such date. Performance Units outstanding immediately before the closing of the merger that are attributable to the portion of the applicable performance periods extending beyond the closing of the merger will be forfeited. However, if an executive officer experiences a qualifying termination of employment (a termination of employment before age 65 by the Company without “cause” or by the executive officer for “good reason”) before completion of the original performance period, the awards will be vested at target performance levels and paid out without pro-ration upon such termination.

Subject to the closing of the merger, the Committee intends to grant to each executive officer whose awards are paid on a pro-rated basis as described in the preceding paragraph a “make-whole” award of RSUs with a value equal to the value of the executive officer’s Performance Units outstanding at target immediately before the closing of the merger that are attributable to the portion of the applicable performance periods extending beyond the closing of the merger.

Set forth below are descriptions of each of the three long-term performance programs that were in effect during 2010. The peer groups used by the Committee for performance comparisons under each program are listed in footnote 1 to the table that accompanies each description. The performance peer groups represent companies with investment profiles, including growth potential, business models and areas of focus substantially similar to ours. The Committee compared our total shareholder return to the total shareholder returns of the companies in the performance peer group. Prior to the 2009 – 2011 program, the customized peer group had been larger than the performance peer groups because we compete for talent with more companies than those with which we compete for investment. However, beginning with the 2009 – 2011 Long-Term Incentive Program, to simplify the peer group structure, the Committee evaluates the total shareholder return metric using the same customized group of peer utilities described above under “Market Analysis.”

2008 – 2010 Performance Cash

The Compensation Committee approved the 2008 – 2010 performance cash grants in early 2008. Upon completion of our fiscal year ended 2010, the Committee determined that we achieved goals under each of the four metrics during the three-year program and, accordingly, that awards under the program were payable at an overall level of 114% of target.

The 2008 – 2010 program included goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2008 – 2010 program, cumulative adjusted net income and average adjusted ROE excluded the positive and negative effects of the following nonrecurring income and expense items or events:

Excluded Categories	Specific 2010 Adjustments ($ in millions)
Changes to net income as the result of accounting or tax law changes	$(5.1)
Delay in planned asset transactions	1.8
Incremental NSTAR merger costs	(9.4)

Net Adjustments:	$(12.7)

The table set forth below describes the goals under the 2008 – 2010 program and our actual results during that period:

	2008 – 2010 Program Goals
Goal (1)	Minimum	Target	Maximum	Actual Results
Cumulative Adjusted Net Income ($ in millions)	$845.7	$939.7	$1,033.7	$1,023.2
Average Adjusted ROE	8.6%	9.5%	10.5%	10.1%
Average Credit Rating Points	1.2	1.7	2.2	1.7
Relative Total Shareholder Return (percentile) (2)	40th	60th	80th	53rd

(1)	Goals were evenly weighted in the 2008 – 2010 program.

(2)	The performance peer group for the 2008 – 2010 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., CMS Energy Corporation, Consolidated Edison, Inc., NiSource, Inc., NSTAR, NV Energy, Inc., Pepco Holdings, Inc., Pinnacle West Capital Corporation, SCANA Corporation, TECO Energy, Inc., Wisconsin Energy Corporation and Xcel Energy Inc.

Based on our financial performance during the three-year performance period, the total payout under the 2008 – 2010 Long-Term Incentive Program equaled 114% of target. As a result, the Committee approved the following performance cash awards: Mr. Shivery: $1,769,850; Mr. McHale: $427,500; Mr. Olivier: $381,188; Mr. Butler: $347,975; and Mr. Robb: $228,000. The payments were determined pursuant to formulas set forth in the 2008 – 2010 Long-Term Incentive Program and were not subject to the discretion of the Compensation Committee.

2009 – 2011 Performance Units

The Committee approved the 2009 – 2011 performance unit goals in early 2009. No awards have been paid under this program, and the Committee will not determine whether any awards are payable until the earlier of the end of our 2011 fiscal year, which is the final year in the three-year program, or upon the closing of the proposed merger with NSTAR, as described above.

As described above, under the 2009 – 2011 program, two-thirds of each performance unit grant consists of a performance cash grant and the remaining one-third of each performance unit grant consists of a performance share grant. The 2009 – 2011 program also includes goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2009 – 2011 program, cumulative adjusted net income and average adjusted ROE exclude the positive and negative effects of the following nonrecurring income and expense items or events: accounting or tax law changes; unusual Internal Revenue Service or regulatory issues; unexpected changes in costs related to nuclear decommissioning; unexpected changes in costs related to environmental remediation of HWP Company; divestiture or discontinuance of a segment or component of our business; the acquisition of shares or assets of another entity comprising an additional segment or component of our business; and impairments on goodwill acquired before 2003 (more than six years prior to the beginning of this program cycle).

The table set forth below describes the goals under the 2009 – 2011 program:

	2009 – 2011 Program Goals
Goal (1)	Minimum	Target	Maximum
Cumulative Adjusted Net Income ($ in millions)	$899.3	$999.2	$1,099.1
Average Adjusted ROE	8.4%	9.3%	10.1%
Average Credit Rating Points	1.2	1.7	2.2
Relative Total Shareholder Return (percentile) (2)	40th	60th	80th

(1)	Goals were evenly weighted in the 2009 – 2011 program.

(2)	The performance peer group for the 2009 – 2011 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., CMS Energy Corporation, Consolidated Edison, Inc., DTE Energy Company, Great Plains Energy Incorporated, Integrys Energy Group Inc., NiSource, Inc., NSTAR, NV Energy, Inc., OGE Energy Corp., Pepco Holdings, Inc., Pinnacle West Capital Corporation, Progress Energy Inc., SCANA Corporation, TECO Energy, Inc., Wisconsin Energy Corporation and Xcel Energy Inc.

2010 – 2012 Performance Units

The Committee approved the 2010 – 2012 performance unit goals in early 2010. No awards have been paid under this program, and the Committee will not determine whether any awards are payable until the earlier of the end of our 2012 fiscal year, which is the final year in the three-year program, or upon the closing of the proposed merger with NSTAR, as described above.

As described above, under the 2010 – 2012 program, one-half of each performance unit grant consists of a performance cash grant and the remaining one-half of each performance unit grant consists of a performance share grant. The 2010 – 2012 program also includes goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2010 – 2012 program, cumulative adjusted net income and average adjusted ROE exclude the positive and negative effects of the following nonrecurring income and expense items or events: accounting or tax law changes; unusual Internal Revenue Service or regulatory issues; unexpected changes in costs related to nuclear decommissioning; unexpected changes in costs related to environmental remediation of HWP Company; divestiture or discontinuance of a segment or component of our business; the acquisition of shares or assets of another entity comprising an additional segment or component of our business; and impairments on goodwill acquired before 2003 (more than seven years prior to the beginning of this program cycle).

The table set forth below describes the goals under the 2010 – 2012 program:

	2010 – 2012 Program Goals
Goal (1)	Minimum	Target	Maximum
Cumulative Adjusted Net Income ($ in millions)	$1,051.6	$1,168.4	$1,285.2
Average Adjusted ROE	9.0%	9.9%	10.7%
Average Credit Rating Points	1.2	1.7	2.2
Relative Total Shareholder Return (percentile) (2)	40th	60th	80th

(1)	Relative total shareholder return accounted for 40% of the performance units granted in the 2010 – 2012 program while the cumulative adjusted net income, average adjusted ROE, and average credit rating metrics each accounted for 20% of the performance units granted.

(2)	The performance peer group for the 2010 – 2012 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., CMS Energy Corporation, Consolidated Edison, Inc., DTE Energy Company, Great Plains Energy Incorporated, Integrys Energy Group Inc., NiSource, Inc., NSTAR, NV Energy, Inc., OGE Energy Corp., Pepco Holdings, Inc., Pinnacle West Capital Corporation, Progress Energy Inc., SCANA Corporation, TECO Energy, Inc., Wisconsin Energy Corporation and Xcel Energy Inc.

2011 CHANGES

2011 – 2013 Long-Term Incentive Program

In late-2010, the Compensation Committee changed the performance component of the 2011 – 2013 Long-Term Incentive Program to 100% performance shares to further strengthen the alignment of the performance component with our shareholders. For the 2011 – 2013 program, the grant value at target will consist of 75% performance shares. RSUs will continue to constitute the remaining 25% of the grant value at target, unchanged from the 2010 – 2012 program. Upon the closing of the proposed merger with NSTAR, all outstanding 2011 – 2013 performance shares will be converted to RSUs assuming a target level of performance. These RSUs will vest according to the schedule that applies to the RSU component already granted as part of the 2011 – 2013 Long-Term Incentive Program.

RETENTION PLAN

In light of the extraordinary nature of the proposed merger with NSTAR, on November 16, 2010, the Board of Trustees established a retention pool in an aggregate amount of $10 million to be allocated to key employees, including some or all executive officers, to help ensure their continued dedication to the Company both before and after completion of the merger. Awards to executive officers are established by the Committee, are in the form of RSUs and generally vest subject to three years of continuous service following completion of the merger. Full payment will also be made if an eligible executive dies, becomes disabled, or is terminated by the Company without “cause” before the end of the retention period, in which case the retention payment will be reduced by the amount of any cash severance payable to the executive upon or during the year following termination. On November 16, 2010, the Committee granted retention awards to the following Named Executive Officers: Mr. Butler: 48,077 RSUs; Mr. McHale: 64,103 RSUs; Mr. Olivier: 48,077 RSUs; and Mr. Robb: 32,052 RSUs.

SPECIAL EQUITY GRANT

On February 8, 2011, the Board of Trustees approved a special grant of 76,406 RSUs to Charles W. Shivery, the President, Chairman and Chief Executive Officer of the Company, to recognize the critical role Mr. Shivery has had and will play in the successful leadership of the Company through the close of the proposed merger with NSTAR and as nonexecutive Chairman of the Board during the post-merger integration period. The RSUs will vest eighteen months after the closing of the merger with NSTAR, coinciding with Mr. Shivery’s commitment to remain as nonexecutive Chairman of the Board through that date. If Mr. Shivery dies or becomes disabled prior to the vesting date, then the RSUs will vest as of the date of death or disability. If Mr. Shivery does not serve on the Board through eighteen months after the merger closes, or the merger does not close, then the RSUs will be forfeited.

CLAWBACKS

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Sarbanes-Oxley Act of 2002 would require our CEO and our Chief Financial Officer to reimburse us for certain incentive compensation received by each of them. To the extent that reimbursement were not required under Sarbanes-Oxley, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her. To date, there have been no restatements to which either the Sarbanes-Oxley clawback provisions or the Incentive Plan clawback provisions would apply.

SHARE OWNERSHIP GUIDELINES

Effective in 2006, the Compensation Committee approved share ownership guidelines to emphasize the importance of share ownership by certain of our executive officers. The Committee most recently reviewed the guidelines for these executive officers in 2010 and determined that they remain reasonable and require no modification. The guidelines call for the CEO to own 200,000 common shares, which is currently valued at approximately five- to six-times base salary, and the other executive officers to own a minimum number of common shares valued at approximately two- to three-times base salary.

Executive Officer	Ownership Guidelines (Number of Shares)	Approximate Salary Multiple
CEO	200,000	5-6
EVPs / SVPs	30,000 –45,000	2-3
VPs	3,000 –17,500	1-2

At the time the share ownership guidelines were implemented, the Committee required our executive officers to attain these ownership levels within five years. The Committee requires all newly-elected executive officers to attain the ownership levels within five to seven years. All of our executive officers, including our NEOs, have satisfied the share ownership guidelines, or are expected to satisfy them within the applicable timeframe. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs satisfy the guidelines. Unexercised stock options and unvested performance shares do not count toward the ownership guidelines.

SUPPLEMENTAL BENEFITS

We provide a variety of basic and supplemental benefits designed to assist us in attracting and retaining executive officers critical to our success by reflecting competitive practices. The Compensation Committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites. We do not provide permanent lodging or personal entertainment for any executive officer or employee, and our executive officers are eligible to participate in substantially the same health care and benefit programs available to our employees.

RETIREMENT BENEFITS

We provide retirement income benefits for employees, including executive officers, who commenced employment before 2006 under the Northeast Utilities Service Company Retirement Plan (Retirement Plan) and, for officers, under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (Supplemental Plan). Each plan is a defined benefit pension plan, which determines retirement benefits based on years of service, age at retirement, and “plan compensation.” Plan compensation for the Retirement Plan, which is a qualified plan under the Internal Revenue Code, includes primarily base pay and nonofficer annual incentives up to the Internal Revenue Code limits for qualified plans. Beginning in 2006, newly-hired nonunion employees, including Mr. Robb and other executive officers, participate in an enhanced defined contribution retirement program in the Northeast Utilities Service Company 401k Plan (401k Plan), called the K-Vantage benefit, instead of participating in the Retirement Plan.

For NEOs who participate in the Retirement Plan, the Supplemental Plan adds to plan compensation: base pay over the Internal Revenue Code limits; deferred base salary; annual executive incentive program awards; and, for certain participants, long-term incentive program awards, as explained in the narrative accompanying the Pension Benefits Table.

The Supplemental Plan consists of two parts. The first part, called the make-whole benefit, compensates for benefits lost due to Internal Revenue Code limitations on benefits provided under the Retirement Plan. The second part, called the target benefit, is available to all NEOs except Mr. Olivier and Mr. Robb. The target benefit supplements the Retirement Plan and make-whole benefit under the Supplemental Plan so that, upon attaining at least 25 years of service, total retirement benefits from these plans will equal a target percentage of the final average compensation. To receive the target benefit, a participant must remain employed by us or our subsidiaries at least for five years and until age 60, unless the Board of Trustees establishes a lower age.

The value of the target benefit was reduced in 2005 to reflect changes in competitive practices, which indicated general reductions in the prevalence of defined benefit plans and the value of special retirement benefits to senior executives. Individuals who began serving as officers before February 2005 are eligible to receive a target benefit with the target percentage fixed at 60%. Individuals who began serving as officers from and after February 2005 are eligible to receive a target benefit with the target percentage fixed at 50%. As a result, Messrs. Shivery and Butler have target benefits at 60% while Mr. McHale has a target benefit at 50%.

Mr. Shivery’s employment agreement provides for a special total retirement benefit determined using the Supplemental Plan target benefit formula plus three additional years of service. Upon retirement, Mr. Shivery will be eligible to receive retirement health benefits. In addition, the Named Executive Officers are eligible to receive certain health and welfare benefits upon termination of employment following a change of control or, for Messrs. Shivery, Olivier, McHale and Butler, an involuntary termination of employment. To the extent such benefits may not be provided through our tax qualified plans, the executive is entitled to participate in a non-qualified health plan that will be treated as taxable compensation to the executive officer to the extent of Company contributions and will be provided with a tax gross-up so that the value to the executive is equivalent to a tax qualified plan benefit. See the Pension Benefits Table and the accompanying narrative for more details of these arrangements.

We entered into an employment agreement with Mr. Olivier that includes retirement benefits similar to the benefits provided by his previous employer. Accordingly, Mr. Olivier is entitled to receive separate retirement benefits in lieu of the Supplemental Plan benefits described above. Pursuant to his agreement, Mr. Olivier will receive a pension based on a prescribed formula if he meets certain eligibility requirements. See the Pension Benefits Table and the accompanying narrative for more details of this arrangement.

401K PLAN

We provide an opportunity for employees to save money for retirement on a tax-favored basis through the 401k Plan. The 401k Plan is a defined contribution qualified plan under the Internal Revenue Code and contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants with at least six months of service receive employer matching contributions, not to exceed 3% of base compensation, one-third of which are in cash available for investment in various fund alternatives and two-thirds of which are in the form of common shares (ESOP shares).

The K-Vantage benefit provides for employer contributions to the 401k Plan in amounts between 2.5% and 6.5% of plan compensation based on an eligible employee’s age and years of service. These contributions are in addition to employer matching contributions. Mr. Robb and other executive officers hired beginning in 2006 also participate in a companion nonqualified K-Vantage benefit in the Nonqualified Deferred Compensation Plan (Deferral Plan) that provides defined contribution benefits above Internal Revenue Code limits on qualified plans.

MED-VANTAGE PLAN

We automatically enroll K-Vantage employees who have attained at least age 40 in the Med-Vantage Plan to help pay for medical expenses, including healthcare premiums on a tax-favored basis upon the employee’s termination of employment. Eligible full-time employees receive employer contributions of $1,000 per year.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Our executive officers participate in the Deferral Plan to provide additional retirement benefits not available in our 401k Plan because of Internal Revenue Code limits on qualified plans. Under the Deferral Plan, executive officers are entitled to defer up to 100% of base salary and annual incentive awards. We match officer deferrals in an amount equal to 3% of the amount of base salary above Internal Revenue Code limits on qualified plans. The matching contribution is deemed to be invested in common shares and vests at the end of the third year after the calendar year in which the matching contribution was earned, or at retirement, whichever occurs first. Participants are entitled to select deemed investments for all deferred amounts from the same investments available in the 401k Plan, except for investments in our common shares. We also credit the Deferral Plan in amounts equal to the K-Vantage benefit that would have been provided under the 401k Plan but for Internal Revenue Code limits on qualified plans. This nonqualified plan is unfunded. Please see the Nonqualified Deferred Compensation Table and the accompanying notes for additional plan details.

PERQUISITES

It is our philosophy that perquisites should be provided to executive officers only as needed for business reasons, and not simply in reaction to prevalent market practices.

Senior executive officers, including the NEOs, are eligible to receive reimbursement for financial planning and tax preparation services. This benefit is intended to help ensure that executive officers seek competent tax advice, properly prepare complex tax returns, and leverage the value of our compensation programs. Reimbursement is limited to $4,000 every two years for financial planning services and $1,500 per year for tax preparation services.

All executive officers receive a special annual physical examination benefit to help ensure serious health issues are detected early. The benefit is limited to the reimbursement of up to $800 for fees incurred beyond those covered by our medical plan.

When hiring a new executive officer or transferring an executive officer to a new location, we sometimes reimburse executive officers for reasonable temporary living and relocation expenses, or provide a lump sum payment in lieu of specific reimbursement. These expenses are grossed-up for income taxes attributable to such reimbursements so that relocation or transfer is cost neutral to the executive officer.

When required for a valid business purpose, an executive officer may be accompanied by his or her spouse, in which case we will reimburse the executive officer for all spousal travel expenses.

We do not pay gross-ups for taxes on any perquisites other than for taxes on reimbursement of relocation expenses for newly-hired or transferred executives.

CONTRACTUAL AGREEMENTS

We have entered into employment and other agreements with certain executive officers, including Messrs. Shivery, McHale, Olivier, Butler and Robb. The agreements specify all or part of the following: compensation and benefits during the employment term, benefits payable upon involuntary termination of employment, and benefits payable upon termination of employment following a change of control. These termination and change of control benefits were customary at the time the agreements were signed and were necessary to attract and retain competent and capable executive talent. We continue to believe that these benefits help to ensure our executive officers’ dedication and objectivity at a time when they might otherwise be concerned about their future employment.

The agreements with Messrs. McHale, Butler and Robb provide for enhanced cash severance benefits in the event of a “change of control” and subsequent termination of employment without “cause” (as defined in the employment agreement, generally involving a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to our property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement) or upon termination of employment by the executive for “good reason” (as defined in the employment agreement, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his principal place of business immediately prior to a change of control). The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. The change of control provisions in Mr. Shivery’s employment agreement expired when Mr. Shivery reached age 65. Mr. Olivier’s employment agreement does not provide for severance payments in the event that his employment terminates following a change of control. Mr. Olivier participates instead in the Special Severance Program.

For Messrs. McHale and Butler, a “change of control” is defined in their employment agreements as a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction. For Mr. Robb, a “change of control” is as defined in the shareholder-approved Northeast Utilities Incentive Plan.

Pursuant to the change of control provisions in the employment agreements, each NEO except for Mr. Olivier and Mr. Robb will be reimbursed for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code. This “gross-up” is intended to preserve the aggregate amount of the severance payments by compensating the executive officers for any adverse tax consequences to which they may become subject under the Internal Revenue Code. We have not included gross-up provisions in any employment arrangements entered into with executive officers hired beginning with Mr. Robb. Mr. Olivier’s and Mr. Robb’s severance payments may be reduced to avoid excise taxes.

We describe and explain how the appropriate payment and benefit levels are determined under the various circumstances that trigger payments or provision of benefits in the tables and accompanying notes appearing in the section of this Proxy Statement captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 60.

To help protect us after the termination of an executive officer’s employment, the employment agreements include non-competition and non-solicitation covenants pursuant to which the executive officers have agreed not to compete with us or solicit our employees for a period of two years (one year for Mr. Olivier pursuant to the Special Severance Program and one year for Mr. Robb pursuant to his agreement) after termination of employment.

In the event of a change of control, the long-term incentive programs, other than the 2011-2013 program, provide for the vesting and payment of performance units and RSUs, pro rata based on the number of days of employment during the allocable performance period, if the executive remains employed through the original three-year performance period. In addition, performance units and RSUs will vest and pay out at target, without proration, if the executive’s employment terminates involuntarily in conjunction with the change of control, unless the Committee determines otherwise.

Finally, in the event of a change of control, the Deferral Plan provides for the immediate vesting of any employer matches. These matches and any associated executive officer deferrals will be paid in a lump sum without respect to the executive’s original election.

As discussed under the caption entitled “Supplemental Benefits,” above, our employment agreements with Messrs. Shivery and Olivier also include additional retirement benefits payable upon voluntary termination of employment.

With respect to the Company’s proposed merger with NSTAR, Mr. Shivery is not entitled to severance benefits because he ceased being entitled to such benefits upon attaining age 65. Messrs. McHale and Butler are entitled to severance benefits upon a qualifying termination of employment without regard to whether the merger is completed because the merger does not constitute a change in control within the meaning of their employment agreements. Mr. Olivier will be entitled to benefits under the Special Severance Program in the event of a qualifying termination of employment within two years following the approval by the Company’s shareholders of the proposed merger. Pursuant to a supplemental agreement between the Company and Mr. Olivier, Mr. Olivier is also entitled to a special retirement payment upon a qualifying termination of employment within two years following the approval by the Company’s shareholders of the merger. Mr. Robb will be entitled to benefits under his employment agreement in the event of a qualifying termination of employment within two years following the approval by the Company’s shareholders of the merger.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Considerations. All executive compensation for 2010 was fully deductible by us for federal income tax purposes, except for approximately $67,000 paid to Mr. Shivery, consisting primarily of RSU distributions.

Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to a Company’s CEO and certain other executives. We are entitled to deduct compensation payments above $1 million as compensation expense only to the extent that these payments are “performance based” in accordance with Section 162(m) of the Internal Revenue Code. Our annual incentive program and performance unit grants qualify as performance-based compensation under the Internal Revenue Code. As required by Section 162(m), the Compensation Committee reports to the Board of Trustees annually the extent to which various performance goals have been achieved. RSUs do not qualify as performance-based compensation.

Currently, Mr. Shivery is the only NEO to exceed the Section 162(m) limit. To preserve an employee compensation tax deduction for us, Mr. Shivery agreed, for as long as it is beneficial to us, to defer the distribution to him of common shares in respect of all vested RSUs until the calendar year after he leaves the Company, at which time Section 162(m) will no longer apply to him. The non-deductible RSU distributions for Mr. Shivery in 2010 described above relate to RSUs granted before Mr. Shivery was elected as our CEO.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to additional income tax and interest penalties. All of our supplemental retirement plans, executive employment agreements, severance arrangements, and other nonqualified deferred compensation plans were amended in 2008 to satisfy the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” in connection with the termination of employment related to a change of control (as defined in the Internal Revenue Code), and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, our NEOs are entitled to receive certain payments upon termination of their employment, including termination following a change of control. Under the terms of the agreements, all NEOs except Mr. Olivier and Mr. Robb are entitled to receive tax gross-ups for any payments that constitute an excess parachute payment. Accordingly, our tax deduction would be disallowed under Section 280G for all excess parachute payments as well as tax gross-ups. Not all of the payments to which NEOs are entitled are excess parachute payments. The amounts of the payments that constitute excess parachute payments are set forth in the tables found under the caption entitled “Potential Payments at Termination or Change of Control,” below.

In the event of a change of control in which we are not the surviving entity, RSUs granted to executive officers provide that the acquirer will assume or replace the grants, even if the executive remains employed after the change of control.

Accounting Considerations. RSUs and performance shares disclosed in the Grants of Plan-Based Awards Table are accounted for based on their grant date fair value, as determined under FASB ASC Topic 718, which is recognized over the service period, or the three-year vesting period applicable to the grant. Assumptions used in the calculation of this amount appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the three-year vesting period. Performance unit grants are accounted for on a variable basis based on the most likely payment outcome.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

The Compensation Committee

John S. Clarkeson, Chair

Sanford Cloud, Jr.

Elizabeth T. Kennan

Kenneth R. Leibler

Dennis R. Wraase

February 24, 2011

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our Chairman, President and Chief Executive Officer (CEO), Executive Vice President and Chief Financial Officer (CFO), the three other most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of 2010 (collectively, the Named Executive Officers or NEOs). As explained in the footnotes below, the amounts reflect the economic benefit to each Named Executive Officer of the compensation item paid or accrued on his behalf for the fiscal year ended December 31, 2010. The compensation shown for each Named Executive Officer was for all services in all capacities to NU and its subsidiaries. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to NU and its subsidiaries in all capacities.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Charles W. Shivery	2010	1,035,000	—	1,905,964	—	3,757,050	1,525,310	31,050	8,254,374
Chairman of the Board, President and Chief Executive Officer	2009	1,035,000	—	1,574,915	—	3,280,650	1,812,023	31,050	7,773,638
	2008	1,067,404	—	1,891,430	—	3,257,929	1,627,493	35,397	7,879,653

David R. McHale	2010	525,000	—	2,484,707	—	1,036,017	934,059	15,750	4,995,533
Executive Vice President and Chief Financial Officer (8)	2009	524,520	—	399,436	—	923,603	1,038,268	7,350	2,893,177
	2008	508,654	—	456,858	—	750,214	514,753	9,907	2,240,386

Leon J. Olivier	2010	550,000	—	2,007,381	—	982,682	699,343	16,500	4,255,906
Executive Vice President and Chief Operating Officer (9)	2009	550,000	—	418,459	—	882,009	219,565	16,500	2,086,533
	2008	550,962	—	407,367	—	839,571	324,854	18,997	2,141,751

Gregory B. Butler	2010	406,988	—	1,875,695	—	806,295	472,066	7,350	3,568,394
Senior Vice President and General Counsel	2009	406,988	—	309,666	—	730,878	503,614	7,350	1,958,496
	2008	418,542	—	327,261	—	723,674	206,850	8,207	1,684,534

James B. Robb	2010	400,000	—	1,246,211	—	567,000	—	45,243	2,258,454
Senior Vice President Enterprise Planning & Development (10)	2009	400,000	—	202,896	—	316,500	—	44,237	963,634

(1)	Includes amounts deferred in 2010 by the Named Executive Officers under the Deferral Plan, as follows: Mr. Shivery: $31,050; Mr. McHale: $8,400; Mr. Olivier: $110,000; and Mr. Robb: $8,000. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.

We pay each of our salaried employees, including each of the Named Executive Officers, 1/26th of their annual base salary every two weeks. This bi-weekly pay schedule typically results in one extra pay date per year approximately once every twelve years. One additional pay date occurred in 2008. Accordingly, the amounts reported for Salary for each Named Executive Officer in 2008 reflect 27 pay dates, as compared to 26 pay dates in each of 2009 and 2010.

(2)	No discretionary bonus awards were made to any of the Named Executive Officers in the fiscal years ended 2008, 2009 and 2010.

(3)	Reflects the aggregate grant date fair value of restricted share units (RSUs) and performance shares granted in each fiscal year, calculated in accordance with FASB ASC Topic 718.

In 2008, 2009 and 2010, certain Named Executive Officers were granted RSUs that vest in equal annual installments over three years as long-term incentive compensation. We deferred the distribution of common shares upon vesting of RSUs granted to Mr. Shivery until the calendar year after the year in which his employment terminates. RSU holders are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

In 2010, the Named Executive Officers were granted performance shares as long-term compensation. These performance shares will vest on December 31, 2012, based on the extent to which four performance conditions are achieved. The grant date values for the performance shares, assuming achievement of the highest level of all four performance conditions, are as follows: Mr. Shivery: $1,726,250; Mr. McHale: $437,820; Mr. Olivier: $458,657; Mr. Butler: $339,404; and Mr. Robb: $222,402.

In 2010, we established a retention pool in an aggregate amount of $10 million to be allocated to key employees, including some or all of the executive officers, to help ensure their continued dedication to us both before and after completion of the proposed merger with NSTAR. Awards to executive officers are determined by the Committee, are in the form of RSUs and generally vest subject to three years of continuous service following completion of the merger. Full payment will also be made if an eligible executive dies, becomes disabled, or his or her employment is terminated by us without “cause” before the end of the retention period, in which case the retention payment will be reduced by the amount of any cash severance payable to the executive upon or during the year following termination. On November 16, 2010, the Committee granted retention awards to the following executive officers: Mr. McHale: 64,103 RSUs; Mr. Olivier: 48,077 RSUs; Mr. Butler: 48,077 RSUs; and Mr. Robb: 32,052 RSUs.

(4)	We did not grant stock options to any of the Named Executive Officers in 2010. We have not granted any stock options since 2002.

(5)	Includes payments to the Named Executive Officers under the 2010 Annual Incentive Program (Mr. Shivery: $1,987,200; Mr. McHale: $608,517; Mr. Olivier: $601,494; Mr. Butler: $458,320; and Mr. Robb: $339,000). Also includes performance cash payments under the 2008 – 2010 Long-Term Incentive Program (Mr. Shivery: $1,769,850; Mr. McHale: $427,500; Mr. Olivier: $381,188; Mr. Butler: $347,975; and Mr. Robb: $228,000). Performance goals under the 2010 Annual Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2010. The Compensation Committee acting jointly with the Corporate Governance Committee determined the extent to which these goals were satisfied (based on input from the CEO, in the case of the other Named Executive Officers) in February 2011. Performance goals under the 2008 – 2010 Long-Term Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2008. The Compensation Committee determined the extent to which the long-term goals were satisfied in February 2011.

(6)	Includes the actuarial increase in the present value from December 31, 2009 to December 31, 2010 of the Named Executive Officer’s accumulated benefits under all of our defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth in the notes to the Pension Benefits table, appearing further below. Mr. Robb does not participate in our defined benefit pension plan. There were no above-market earnings on deferrals in 2010.

(7)

Includes matching contributions of $7,350 allocated by us to the account of each of the Named Executive Officers under the 401k Plan; Med-Vantage employer contributions (Mr. Robb: $1,000); qualified K-Vantage employer contributions under the 401k Plan (Mr. Robb: $11,025); nonqualified K-Vantage employer contributions under the Deferral Plan (Mr. Robb: $21,218); and employer matching contributions under the Deferral Plan for the Named Executive Officers who deferred part of their salary in the fiscal year ended December 31, 2010 (Mr. Shivery: $23,700; Mr. McHale: $8,400; Mr. Olivier: $9,150; and Mr. Robb: $4,650). Mr. Butler did not participate in the Deferral Plan in 2010.

(8)	Mr. McHale was elected Executive Vice President and Chief Financial Officer of Northeast Utilities effective January 1, 2009. He served as Senior Vice President and Chief Financial Officer of Northeast Utilities from January 1, 2005 until January 1, 2009.

(9)	Mr. Olivier was elected Executive Vice President and Chief Operating Officer of Northeast Utilities on May 13, 2008. He served as Executive Vice President – Operations of Northeast Utilities from February 13, 2007 until May 13, 2008.

(10)	Mr. Robb did not meet the requirements for inclusion in the Summary Compensation Table and was not a Named Executive Officer for 2008. Mr. Robb became a Named Executive Officer in 2009.

GRANTS OF PLAN-BASED AWARDS DURING 2010

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2010. The table also discloses the underlying stock awards and the grant date for equity-based awards. We have not granted any stock options since 2002. Accordingly, we did not grant stock options to any of the Named Executive Officers in 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Charles W. Shivery
Annual Incentive (3)	2/9/2010	517,500	1,035,000	2,070,000	—	—
Long-Term Incentive (4)	2/9/2010	582,192	1,164,384	1,746,576	75,393	1,905,964

David R. McHale
Annual Incentive (3)	2/9/2010	170,625	341,250	682,500	—	—
Long-Term Incentive (4)	2/9/2010	147,650	295,300	442,950	19,122	483,411
Retention Award (5)	11/16/2010	—	—	—	64,103	2,000,014

Leon J. Olivier
Annual Incentive (3)	2/9/2010	178,750	357,500	715,000	—	—
Long-Term Incentive (4)	2/9/2010	154,688	309,376	464,064	20,032	506,417
Retention Award (5)	11/16/2010	—	—	—	48,077	1,500,002

Gregory B. Butler
Annual Incentive (3)	2/9/2010	132,271	264,542	529,085	—	—
Long-Term Incentive (4)	2/9/2010	114,469	228,938	343,407	14,823	374,731
Retention Award (5)	11/16/2010	—	—	—	48,077	1,500,002

James B. Robb
Annual Incentive (3)	2/9/2010	100,000	200,000	400,000	—	—
Long-Term Incentive (4)	2/9/2010	74,994	149,987	224,981	9,713	245,548
Retention Award (5)	11/16/2010	—	—	—	32,052	1,000,022

(1)	Includes the number of RSUs and performance shares granted to each of the Named Executive Officers on February 9, 2010 under the 2010 – 2012 Long-Term Incentive Program. Performance shares were granted with a three-year Performance Period that ends on December 31, 2012. At the end of the Performance Period, common shares will be awarded based on performance compared to goals, subject to reduction for applicable withholding taxes. RSUs vest in equal installments on February 25, 2011, 2012 and 2013. Except for Messrs. Shivery and Robb, we will distribute common shares in respect to vested RSUs on a one-for-one basis immediately upon vesting, after reduction for applicable withholding taxes. For Mr. Shivery, we will distribute common shares, after reduction for applicable withholding taxes, in respect of vested RSUs in three approximately equal annual installments beginning the later of (i) six months after he leaves the Company and (ii) January of the calendar year after he leaves the Company. For Mr. Robb, we will distribute common shares after reduction for applicable withholding taxes, in respect of vested RSUs beginning the earlier of (i) fifteen years beyond the vesting date or (ii) six months after he leaves the Company. Holders of RSUs and performance shares are eligible to receive dividend equivalent units on outstanding RSUs and performance shares held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares distributed in respect of the underlying RSUs or performance shares. The Annual Incentive Program does not include an equity component.

Also includes the number of RSUs granted to certain Named Executive Officers on November 16, 2010 pursuant to the retention pool established in connection with the proposed merger with NSTAR. See note 3 to the Summary Compensation Table.

(2)	Reflects the grant-date fair value, determined pursuant to generally accepted accounting principles, of: (i) RSUs and performance shares granted to the Named Executive Officers on February 9, 2010, under the 2010 – 2012 Long-Term Incentive Program; and (ii) RSUs granted to the Named Executive Officers on November 16, 2010, as retention awards. The Annual Incentive Program does not include an equity component.

(3)	Amounts reflect the range of potential payouts, if any, under the 2010 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2011 for performance in 2010 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target. However, based on Adjusted Net Income and individual performance, the actual payment under the Annual Incentive Program could be zero.

(4)	Reflects the range of potential payouts, if any, pursuant to performance cash awards under the 2010 – 2012 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis. Grants of three-year performance cash awards were made in 2010 under the 2010 – 2012 Long-Term Incentive Program. Performance cash will be fully vested at the end of the performance period and paid to the officers in cash during the first fiscal quarter after the end of the performance period.

(5)	Reflects the number of RSUs granted to certain Named Executive Officers on November 16, 2010 pursuant to the retention pool established in connection with the proposed merger with NSTAR. See note 3 to the Summary Compensation Table.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2010

The following table sets forth option, RSU and performance share grants outstanding at the end of our fiscal year ended December 31, 2010 for each of the Named Executive Officers. All outstanding options were fully vested as of December 31, 2010.

	Option Awards (1)			Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (3)	Market Value of Shares or Units of Stock that have not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Charles W. Shivery	29,024	$18.90	06/11/2012	80,206	2,556,972	82,191	2,620,249
David R. McHale	—	—	—	84,654	2,698,765	20,846	664,570
Leon J. Olivier	—	—	—	68,496	2,183,642	21,838	696,195
Gregory B. Butler	—	—	—	63,634	2,028,636	16,160	515,181
James B. Robb	—	—	—	42,381	1,351,092	10,589	337,577

(1)	We have not granted stock options since 2002.

(2)	Awards and market values of awards appearing in the table and the accompanying notes have been rounded to whole units.

(3)

A total of 2,230 unvested RSUs held by Mr. Robb vested on September 4, 2010 plus 19 associated dividend equivalent units vested on September 30, 2010. An additional 87,294 unvested RSUs vested on February 25, 2011 (Mr. Shivery: 49,531; Mr. McHale: 11,766; Mr. Olivier: 11,368; Mr. Butler: 8,759 and Mr. Robb: 5,870). An additional 40,929 unvested RSUs will vest on February 25, 2012 (Mr. Shivery: 22,187;

Mr. McHale: 5,627; Mr. Olivier: 5,895; Mr. Butler: 4,362; and Mr. Robb: 2,858). An additional 19,222 unvested RSUs will vest on February 25, 2013 (Mr. Shivery: 10,419; Mr. McHale: 2,643; Mr. Olivier: 2,769; Mr. Butler: 2,049; and Mr. Robb: 1,342).

An additional 193,854 unvested RSUs granted pursuant to the retention pool will vest subject to three years of continuous service following completion of the merger with NSTAR (Mr. McHale: 64,618; Mr. Olivier: 48,463; Mr. Butler: 48,463; and Mr. Robb: 32,310). See note 3 to the Summary Compensation Table regarding retention pool grants.

(4)	The market value of RSUs is determined by multiplying the number of RSUs by $31.88, the closing price per share of common shares on December 31, 2010, the last trading day of the fiscal year.

(5)	Reflects the target payout level for 2010 and 2009 performance shares. Payouts for 2010 and 2009 performance shares will be based on actual performance. Performance shares are described in the CD&A and footnote (1) to the Grants of Plan-Based Awards table. Performance shares vest following a three-year performance period to the extent targets are achieved. Performance shares are also discussed in the CD&A under “Performance Units” above. A total of 65,126 unearned performance shares will vest on December 31, 2012 (Mr. Shivery: 35,303; Mr. McHale: 8,954; Mr. Olivier: 9,380; Mr. Butler: 6,941 and Mr. Robb: 4,548). An additional 86,498 unearned performance shares will vest on December 31, 2013 (Mr. Shivery: 46,888; Mr. McHale: 11,892; Mr. Olivier: 12,458; Mr. Butler: 9,219; and Mr. Robb: 6,041).

(6)	The market value is determined by multiplying the number of performance shares in the adjacent column by $31.88, the closing price per share of common shares on December 31, 2010, the last trading day of the fiscal year.

OPTIONS EXERCISED AND STOCK VESTED IN 2010

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2010. None of the Named Executive Officers exercised options in 2010. The Stock Awards columns report the vesting of RSU grants to the Named Executive Officers in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Charles W. Shivery	—	—	70,957	1,863,346
David R. McHale	—	—	15,568	408,816
Leon J. Olivier	—	—	14,248	374,188
Gregory B. Butler	—	—	11,526	302,672
James B. Robb	—	—	6,618	181,049

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price at the time of exercise.

(2)	Includes RSUs granted to our Named Executive Officers under our long-term incentive programs, including dividend reinvestments, as follows:

Name	2007 Program	2008 Program	2009 Program
Charles W. Shivery	35,087	24,517	11,353
David R. McHale	6,767	5,922	2,879
Leon J. Olivier	5,952	5,280	3,016
Gregory B. Butler	5,052	4,242	2,232
James B. Robb	2,249	2,906	1,463

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash. Included in the value realized are values associated with deferred RSUs, which are also reported in the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table.

(3)	Value realized on vesting of Mr. Robb’s 2007 RSU grant is based on $29.48 per share, the closing price of common shares on September 3, 2010 and the associated third-quarter 2010 dividend equivalent units at $29.87 per share, the closing price of common shares on September 29, 2010. Value realized on vesting for all other amounts is based on $26.26 per share, the closing price of common shares on February 24, 2010. This value includes the value of vested RSUs for which the distribution of common shares is currently deferred.

PENSION BENEFITS IN 2010

The Pension Benefits Table sets forth the estimated present value of accumulated retirement benefits that would be payable to each Named Executive Officer upon his retirement as of the first date upon which he is eligible to receive an unreduced pension benefit (see below). The table distinguishes the benefits among those available through the Retirement Plan, the Supplemental Plan and any additional benefits available under the respective officer’s employment agreement. The Supplemental Plan provides a make whole benefit that is based in part on compensation that is not permitted to be recognized under a tax-qualified plan and provides a target benefit if the eligible officer continues his or her employment until age 60. Benefits under the Supplemental Plan are also based on elements of compensation that are not included under the Retirement Plan. This includes compensation equal to: (i) deferred compensation; (ii) the value of awards under the Annual Incentive Program for officers; and (iii) long-term incentive awards only for Messrs. McHale and Butler (as to each of their respective make whole benefits), the values of which are frozen at the 2001 target levels.

The present value of accumulated benefits shown in the Pension Benefits Table was calculated as of December 31, 2010 assuming benefits would be paid in the form of a one-half spousal contingent annuitant option (the typical form of payment for the target benefit). For Mr. Olivier, who has a special retirement arrangement, we assumed that his special retirement benefit would be paid as a lump sum, and his Retirement Plan benefit would be paid in the form of a life annuity with a one-third spousal contingent annuitant option (the typical form of payment under the Retirement Plan). None of Mr. Olivier’s benefits will be provided under the Supplemental Plan. In addition, the present value of accrued benefits for any Named Executive Officer assumes that benefits commence at the earliest age at which the participant would be eligible to retire and receive unreduced benefits. Named Executive Officers are eligible to receive unreduced benefits upon the earlier of (a) attainment of age 65 or (b) attainment of at least age 55 when age plus service equals 85 or more years, except for Mr. Olivier. Mr. Olivier’s unreduced benefit is available at age 60 pursuant to his employment agreement. The target benefit is available for Messrs. Butler and McHale only after age 60. Accordingly, Mr. Shivery is eligible to receive unreduced benefits at age 65, Messrs. McHale and Olivier are eligible to receive unreduced benefits at age 60, and Mr. Butler is eligible to receive unreduced benefits at age 62. Mr. Robb does not participate in the Retirement Plan nor the Supplemental Plan.

The limitations applicable to the Retirement Plan under the Internal Revenue Code as of December 31, 2010 were used to determine the benefits under each plan. The accrued benefits reflect actual compensation (both salary and incentives) earned during 2010. Under the terms of the Supplemental Plan, annual incentives earned for services provided in a plan year are deemed to have been paid ratably over that plan year. For example, the March 2011 payment pursuant to the 2010 Annual Incentive Program was reflected in the 2010 plan compensation. We determined the present value of the benefit at retirement age by using the discount rate of 5.57% under Statement of Financial Accounting Standards No. 87 for the 2010 fiscal year end measurement (as of December 31, 2010). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at the retirement age, we used the RP2000 Combined Healthy mortality table as published by the Society of Actuaries projected to 2011 with projection scale AA (same table used for financial reporting under FAS 87). Additional assumptions appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles W. Shivery (1)	Retirement Plan	8.6	327,627	—
	Supplemental Plan	8.6	6,553,108	—
	Other Special Benefit	11.6	2,405,851	—

David R. McHale	Retirement Plan	29.3	732,032	—
	Supplemental Plan	29.3	3,541,066	—

Leon J. Olivier (2)	Retirement Plan	11.8	439,960	—
	Supplemental Plan	9.3	—	—
	Other Special Benefit	9.3	2,481,374	—
	Other Special Benefit	31.3	1,253,081	105,966

Gregory B. Butler	Retirement Plan	14.0	344,191	—
	Supplemental Plan	14.0	1,832,152	—

James B. Robb	Retirement Plan	—	—	—
	Supplemental Plan	—	—	—

(1)	Mr. Shivery’s actual service with us totaled 8.6 years at December 31, 2010. However, Mr. Shivery’s employment agreement provides for a special retirement benefit consisting of an amount equal to the difference between: (i) the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three years to his actual service and (ii) benefits otherwise payable from the Retirement Plan and the Supplemental Plan. The value of the additional three years of service on December 31, 2010 was approximately $2,405,851.

(2)	Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries, from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with his previous employer, Boston Edison Company (BECO), when calculating the value of his defined benefit pension, offset by the pension benefit provided by BECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the Retirement Plan. Mr. Olivier was rehired by us from Entergy in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the Supplemental Plan, in order to provide a benefit similar to that provided by Entergy. Under this arrangement, if Mr. Olivier remains continuously employed by us until September 10, 2011 (or terminates his employment earlier with our consent), he will be eligible to receive a special benefit, subject to reduction for termination prior to age 65, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us, he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the Supplemental Plan and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. Amounts reported in the table assume the termination of his employment with our consent on December 31, 2010, and payment of the lump sum benefit of $2,921,334, offset by Retirement Plan benefits.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Charles W. Shivery	1,894,394	23,700	2,298,819	(83,334)	10,824,523
David R. McHale	8,400	8,400	76,104	(36,732)	354,500
Leon J. Olivier	110,000	9,150	214,768	(92,678)	1,902,186
Gregory B. Butler	—	—	114,262	(98,805)	521,013
James B. Robb	46,408	25,868	25,159	—	170,409

(1)	Includes deferrals by the Named Executive Officers under the 2010 Deferral Plan (Mr. Shivery: $31,050; Mr. McHale: $8,400; Mr. Olivier: 110,000; and Mr. Robb: $8,000). Named Executive Officers who participate in the Deferral Plan are provided with a variety of investment opportunities, which the individual can modify and reallocate at any time. Fund gains and losses are updated daily by our recordkeeper, Fidelity Investments. Contributions by the Named Executive Officer are vested at all times; however, the employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, prior to vesting, but will become fully vested upon a change of control.

All other amounts relate to the value of common shares, the distribution of which was either automatically deferred upon vesting of underlying RSUs pursuant to the terms of the respective Long-Term Incentive Programs, or pursuant to the Named Executive Officer’s deferral election, calculated using $26.26 per share, the closing price of the common shares on February 24, 2010, the last trading day preceding the vesting date of February 25, 2010. For more information, see the footnotes to the Options Exercised and Stock Vested Table.

(2)	Includes employer matching contributions made to the Deferral Plan as of December 31, 2010 and posted on January 31, 2011, as reported in the All Other Compensation column of the Summary Compensation Table (Mr. Shivery: $23,700; Mr. McHale: $8,400; Mr. Olivier: $9,150; and Mr. Robb: $4,650). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution. Also includes nonqualified K-Vantage employer contributions made to the Deferral Plan during fiscal year 2010 (Mr. Robb: $21,218).

(3)	Includes distributions to Named Executive Officers under the Deferral Plan during fiscal year 2010 pursuant to their deferral elections (Mr. Olivier: $17,437); plus the value of previously vested deferred RSUs distributed in 2010, pursuant to the Named Executive Officer’s deferral election, valued at distribution at $26.26 per share, the closing price of NU common shares on February 24, 2010.

(4)	Includes the total market value of Deferral Plan balances at December 31, 2010, plus the value of vested RSUs for which the distribution of common shares is currently deferred, based on $31.88 per share, the closing price of NU common shares on December 31, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% (75% for Messrs. Olivier and Robb) of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% (75% for Messrs. Olivier and Robb) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

In the event of a change of control, the NEOs are each entitled to receive compensation and benefits following either termination of employment without “cause” or upon termination of employment by the executive for “good reason” within 24 months following the change of control. The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Termination for “cause” generally means termination due to a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement. Termination for “good reason” generally is deemed to occur following an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement, a reduction in the compensation or benefits of the executive officer (a material reduction in compensation or benefits for Messrs. Olivier and Robb), or the transfer of the executive to an office location more than 50 miles from his principal place of business immediately prior to a change of control.

With respect to the proposed merger with NSTAR, none of the Named Executive Officers will be entitled to receive any additional compensation and benefits in the absence of a termination of employment for cause or for good reason within two years (for Messrs. Olivier and Robb) after shareholder approval of the merger.

The discussion and tables below reflect the amount of compensation that would be payable to each of the Named Executive Officers in the event of: (i) termination of employment for cause; (ii) voluntary termination; (iii) involuntary not-for-cause termination (or voluntary termination for good reason); (iv) termination in the event of disability; (v) death; and (vi) termination following a change of control. The amounts shown assume that each termination was effective as of December 31, 2010, the last business day of the fiscal year as required under Securities and Exchange Commission reporting requirements.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he is entitled to receive certain amounts earned during his term of employment. Such amounts include:

•	Vested RSUs;

•	Amounts contributed by the executive under the Deferral Plan;

•	Vested matching contributions under the Deferral Plan;

•	Pay for unused vacation; and

•	Amounts accrued and vested through the Retirement Plan and the 401k Plan.

I.	Post-Employment Compensation: Termination for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives	—	—	—	—	—
Performance Cash	—	—	—	—	—
Performance Shares	—	—	—	—	—
RSUs (1)	10,288,685	336,021	425,570	496,668	48,330

Pension and Deferred Compensation
Supplemental Plan (2)	3,730,602	—	—	—	—
Special Retirement Benefit (3)	—	—	1,610,040	—
Deferral Plan (4)	535,838	9,462	1,476,616	24,345	102,906

Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	14,555,125	345,483	3,512,226	521,013	151,236

(1)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2010, had been deferred upon vesting and remained deferred. Excludes retention pool RSU grants.

(2)	Represents the actuarial present value at the end of 2010 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(3)	Represents the actuarial present values at the end of 2010 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon termination. Pension amounts reflected in the table are present values at the end of 2010 of benefits payable to each Named Executive Officer upon termination.

(4)	Represents the vested Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

II.	Post-Employment Compensation: Voluntary Termination

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives (1)	1,987,200	608,517	601,494	458,320	339,000
Performance Cash (2)	4,486,734	427,500	759,313	347,975	228,000
Performance Shares (3)	2,620,237	—	331,742	—	—
RSUs (4)	12,845,657	336,021	733,385	496,668	48,330

Pension and Deferred Compensation
Supplemental Plan (5)	6,553,109	—	—	—	—
Special Retirement Benefit (6)	2,405,851	—	1,610,040	—	—
Deferral Plan (7)	533,244	9,462	1,477,901	24,345	102,906

Other Benefits
Health and Welfare Benefits (8)	101,181	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	31,533,214	1,381,500	5,513,875	1,327,308	718,236

(1)	Represents the actual 2010 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 27.

(2)	Represents the actual performance cash award under the 2008 – 2010 Long-Term Incentive Program for each Named Executive Officer. Also includes, for Messrs. Shivery and Olivier, performance cash awards under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs, because each of them would be considered to be a “retiree” under those programs. Full grant amounts are awarded to Mr. Shivery because he has attained age 65, while amounts for Mr. Olivier are prorated for time worked in each three-year performance period, determined as described in the Compensation Discussion and Analysis beginning on page 39.

(3)	Includes, for Messrs. Shivery and Olivier, performance share awards under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs, because each of them would be considered to be a “retiree” under those programs. Full grant amounts are awarded to Mr. Shivery because he has attained age 65, while amounts for Mr. Olivier are prorated for time worked in the three-year performance period, determined as described in the Compensation Discussion and Analysis beginning on page 39.

(4)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2010, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of each RSU grant, RSUs vest on a prorated basis based on the Named Executive Officers’ years of credited service and age as of termination, and time worked during the vesting period. Full grant amounts are distributed without proration to Mr. Shivery because he has attained age 65. The values were calculated by multiplying the number of RSUs by $31.88, the closing price of NU common shares on December 31, 2010. Excludes retention pool RSU grants, which would not vest upon voluntary termination.

(5)	Represents the actuarial present value at the end of 2010 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(6)

Represents the actuarial present values at the end of 2010 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon voluntary termination were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000 offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon voluntary termination. Pension amounts reflected in the table are present values at the end of 2010 of benefits payable to each Named Executive Officer upon termination. Mr. Shivery’s benefit would be paid as an annuity calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(7)	Represents the vested Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

(8)	Represents the costs to the Company estimated by our benefits consultants as of the end of 2010 of providing post-employment welfare benefits to Mr. Shivery beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Mr. Shivery is entitled to receive retiree health benefits under his employment agreement. To the extent these benefits are provided in excess of those provided to employees in general, Mr. Shivery would receive payments to offset the taxes incurred on such benefits.

III.	Post-Employment Compensation: Involuntary Termination, Not for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives (1)	1,987,200	608,517	601,494	458,320	339,000
Performance Cash (2)	4,486,734	788,433	759,313	627,782	228,000
Performance Shares (3)	2,620,237	316,666	331,742	245,492	—
RSUs (4)	12,845,657	965,689	2,266,080	923,469	470,148

Pension and Deferred Compensation
Supplemental Plan (5)	6,553,109	2,979,143	—	1,312,808	—
Special Retirement Benefit (6)	2,405,851	2,147,572	2,481,374	1,741,608	—
Deferral Plan (7)	533,244	17,862	1,477,901	24,345	121,891

Other Benefits
Health and Welfare Benefits (8)	101,181	65,269	—	65,923	—
Perquisites (9)	—	7,000	—	7,000	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement (10)	—	866,251	—	671,531	300,000
Separation Payment for Liquidated Damages (11)	—	866,251	—	671,531	300,000

Total	31,533,213	9,628,653	7,917,904	6,749,809	1,759,039

(1)	Represents the actual 2010 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 27.

(2)	Represents the actual performance cash award under the 2008 – 2010 Long-Term Incentive Program for each Named Executive Officer. Also includes, for Messrs. Shivery, McHale, Olivier and Butler, performance cash awards under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs. Full grant amounts are awarded to Mr. Shivery because he has attained age 65, while amounts for Messrs. McHale, Olivier and Butler are prorated for time worked in each three-year performance period, because each of them would be considered to be a “retiree” under those programs, determined as described in the Compensation Discussion and Analysis beginning on page 39.

(3)	Includes, for Messrs. Shivery, McHale, Olivier and Butler, performance share awards under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs. Full grant amounts are awarded to Mr. Shivery because he has attained age 65, while amounts for Messrs. McHale, Olivier and Butler are prorated for time worked in the three-year performance period, because each of them would be considered to be a “retiree” under those programs, determined as described in the Compensation Discussion and Analysis beginning on page 39.

(4)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs and the retention program that, as of the end of 2010, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of the long-term incentive programs, RSUs vest on a prorated basis based on the Named Executive Officers’ years of credited service and age as of termination, and time worked during the vesting period. Full grant amounts are distributed without proration to Mr. Shivery because he has attained age 65. Under the retention program, RSUs vest fully upon termination without cause of the Named Executive Officers and the value is reduced by any separation payments as described in notes 10 and 11. The values were calculated by multiplying the number of RSUs by $31.88, the closing price of NU common shares on December 31, 2010.

(5)	Represents the actuarial present value at the end of 2010 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(6)	Represents the actuarial present values at the end of 2010 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreements with Messrs. McHale and Butler, pension benefits available upon an involuntary termination other than for cause were calculated with the addition of two years of age and service. Pursuant to the employment agreement with Mr. Shivery, pension benefits were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,921,334, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon an involuntary termination other than for cause. Pension amounts reflected in the table are present values at the end of 2010 of benefits payable to each Named Executive Officer upon termination. Except for the benefit payable to Mr. Olivier, all benefits are annuities calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(7)	Represents the vested Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

(8)	Represents the costs to the Company estimated by our benefits consultants as of the end of 2010 of providing post-employment welfare benefits to the Named Executive Officers beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Each of Messrs. McHale and Butler is entitled to receive active health and welfare benefits and the cash value of Company-paid active long-term disability and life insurance benefits for two years under the terms of his respective employment agreement, plus tax gross-up with respect to such taxable subsidized coverage and are eligible to receive qualified benefits under the retiree health plan. Mr. Shivery is entitled to receive retiree health benefits under his employment agreement. Therefore, the amount reported in the table for Messrs. McHale and Butler represents (a) the value of 24 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) tax gross-up payments thereon. The amount reported in the table for Mr. Shivery represents (a) the value of lifetime retiree health coverage, plus (b) tax gross-up payments thereon.

(9)	Represents the cost to us of reimbursing fees for financial planning and tax preparation services to Messrs. McHale and Butler for two years.

(10)

Represents payments made as consideration for agreements by each of Messrs. McHale, Butler, and Robb not to compete with the Company following termination. Employment or other agreements with Messrs. McHale and Butler provide for a lump-sum payment in an amount equal to the sum of their 2010 annual salary plus annual incentive award at target, and one-half of the sum of 2009 annual salary plus annual incentive award at target (for Mr. Robb). These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(11)	Represents severance payments to Messrs. McHale, Butler and Robb paid in addition to the non-compete agreement payments described in note 10. This payment is an amount equal to the sum (one-half of the sum for Mr. Robb) of their actual base salary paid in 2010 (2009 for Mr. Robb) plus the 2010 annual incentive award at target (2009 for Mr. Robb). These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

IV.	Post-Employment Compensation: Termination Upon Disability

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives (1)	1,987,200	608,517	601,494	458,320	339,000
Performance Cash (2)	4,486,734	788,433	759,313	627,782	411,329
Performance Shares (3)	2,620,237	316,666	331,742	245,492	160,855
RSUs (4)	12,845,657	2,698,191	2,266,080	2,266,531	1,229,085

Pension and Deferred Compensation
Supplemental Plan (5)	6,553,109	4,950,069	—	1,832,154	—
Special Retirement Benefit (6)	2,405,851	—	2,481,374	—	—
Deferral Plan (7)	533,244	17,862	1,477,901	24,345	121,891

Other Benefits
Health and Welfare Benefits (8)	101,181	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	31,533,213	9,379,738	7,917,904	5,454,624	2,262,160

(1)	Represents the actual 2010 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 27.

(2)	Represents the actual performance cash award under the 2008 – 2010 Long-Term Incentive Program determined as described in the Compensation Discussion and Analysis beginning on page 42, plus performance cash awards at target under each of the 2009 – 2011 Long-Term Incentive Program and 2010 – 2012 Long-Term Incentive Program prorated for time worked in each three-year performance period.

(3)	Represents the performance share award at target under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs prorated for time worked in the three-year performance period, as described in the Compensation Discussion and Analysis beginning on page 39.

(4)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs and the retention program that, as of the end of 2010, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of the long-term incentive programs, RSUs vest on a prorated basis based on the Named Executive Officers’ years of credited service and age as of termination, and time worked during the vesting period. Under the retention program, RSUs vest fully upon termination due to disability of the Named Executive Officer. The values were calculated by multiplying the number of RSUs by $31.88, the closing price of NU common shares on December 31, 2010.

(5)

Represents the actuarial present value at the end of 2010 of the benefit payable from the Supplemental Plan to each NEO other than Mr. Olivier. For purposes of valuing the pension benefits, we have assumed that each Named Executive Officer would remain on our Long Term Disability plan until the executive’s first unreduced combined pension benefit age. Therefore, the numbers shown represent the actuarial present values at the end of 2010 of nonqualified pension benefits payable to each Named Executive Officer, assuming termination of employment at the earliest unreduced benefit age. The earliest unreduced benefit ages are different for each NEO based on employment agreement provisions and years of service, as follows: Mr. Shivery: immediately; Mr. McHale: age 55; Mr. Olivier: immediately; and Mr. Butler: age 62. The benefit is payable as an annuity, and the present value was calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(6)	Represents the actuarial present values at the end of 2010 of the amounts payable to the Named Executive Officers under the assumptions discussed in note 5, solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon disability termination were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,921,334, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon disability termination. Mr. Shivery’s benefit would be paid as an annuity calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

(8)	Represents the costs to the Company estimated by our benefits consultants as of the end of 2010 of providing post-employment welfare benefits to Mr. Shivery beyond those benefits that would be provided to a nonexecutive employee upon disability termination. Mr. Shivery is entitled to receive retiree health benefits under his employment agreement. To the extent these benefits are provided in excess of those provided to employees in general, Mr. Shivery would receive payments to offset the taxes incurred on such benefits.

V.	Post-Employment Compensation: Death

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives (1)	1,987,200	608,517	601,494	458,320	339,000
Performance Cash (2)	4,486,734	788,433	759,313	627,782	411,329
Performance Shares (3)	2,620,237	316,666	331,742	245,492	160,855
RSUs (4)	12,845,657	2,698,191	2,266,080	2,266,531	1,229,085

Pension and Deferred Compensation
Supplemental Plan (5)	3,313,827	5,407,021	—	738,452	—
Special Retirement Benefit (6)	1,216,610	—	2,571,862	—	—
Deferral Plan (7)	533,244	17,862	1,477,901	24,345	121,891

Other Benefits
Health and Welfare Benefits (8)	60,235	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	27,063,744	9,836,690	8,008,392	4,360,922	2,262,160

(1)	Represents the actual 2010 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 27.

(2)	Represents the actual performance cash award under the 2008– 2010 Long-Term Incentive Program determined as described in the Compensation Discussion and Analysis above, plus performance cash awards at target under each of the 2009 – 2011 Long-Term Incentive Program and the 2010 – 2012 Long-Term Incentive Program prorated for time worked in each three-year performance period.

(3)	Represents the performance share award at target under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs prorated for time worked in the three-year performance period, as described in the Compensation Discussion and Analysis beginning on page 39

(4)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs and the retention program that, as of the end of 2010, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of the long-term incentive programs, RSUs vest on a prorated basis based on the Named Executive Officers’ years of credited service and age as of termination upon death, and time worked during the vesting period. Under the retention program, RSUs vest fully upon termination due to death of the Named Executive Officer. The values were calculated by multiplying the number of RSUs by $31.88, the closing price of NU common shares on December 31, 2010.

(5)	Represents the lump sum present value of pension payments from the Supplemental Plan to the surviving spouse of each Named Executive Officer. The benefits are payable as annuities, and the present values are calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(6)	Represents the actuarial present values at the end of 2010 of the amounts payable to the surviving spouses of the Named Executive Officers, solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon death were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,921,334, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier’s spouse upon death. Pension amounts reflected in the table are present values at the end of 2010 of benefits payable immediately to each Named Executive Officer’s surviving spouse. Mr. Shivery’s benefit would be paid as an annuity calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

(8)	Represents the costs to the Company estimated by our benefits consultants as of the end of 2010 of providing post-employment welfare benefits to the Mr. Shivery’s surviving spouse beyond those benefits that would be provided to a nonexecutive employee’s spouse upon the employee’s death. Mr. Shivery’s surviving spouse is entitled to receive retiree health benefits under Mr. Shivery’s employment agreement. To the extent these benefits are taxable to Mr. Shivery’s surviving spouse, she would receive payments to offset the taxes incurred on such benefits.

Payments Made Upon a Change of Control

The employment or other agreements with Messrs. McHale, Olivier, Butler, and Robb include change of control benefits. Mr. Olivier participates in the SSP, which provides benefits upon termination of employment in connection with a change of control. The employment agreements and the SSP are binding on us and on certain of our majority-owned subsidiaries. The terms of the various employment agreements are substantially similar, except for the agreement with Mr. Olivier, which refers instead to the change of control provisions of the SSP, and the agreement with Mr. Robb.

Pursuant to the employment or other agreements and under the terms of the SSP, if an executive officer’s employment terminates following a change of control, other than termination of employment for “cause” (as defined in the employment agreements, generally meaning willful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony), or by reason of death or disability), or if the executive officer terminates his employment for “good reason” (as defined in the employment agreements, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his principal place of business immediately prior to a change of control), then the executive officer will receive the benefits listed below, which receipt is conditioned upon delivery of a binding release of all legal claims against the Company:

•

A lump sum severance payment of two-times (one-times for Mr. Olivier and one-half times for Mr. Robb) the sum of the executive’s base salary plus all annual awards that would be payable for the relevant year determined at target (Base Compensation);

•	As consideration for a non-competition and non-solicitation covenant, a lump sum payment in an amount equal to the Base Compensation (one-half times Base Compensation for Mr. Robb);

•	Active health benefits continuation, provided by us for three years (two years for Mr. Olivier, none for Mr. Robb);

•

Benefits as if provided under the Supplemental Plan, notwithstanding eligibility requirements for the Target Benefit, including favorable actuarial reductions and the addition of three years to the executive’s age and years of service as compared to benefits available upon voluntary termination of employment (except for Mr. Olivier, whose benefits are described below, and Mr. Robb, who does not participate in the Supplemental Plan);

•	Automatic vesting and distribution of common shares in respect of all unvested RSUs and performance units at target; and

•

A lump sum payment in an amount equal to the excise tax charged to the executive under the Internal Revenue Code as a result of the receipt of any change of control payments, plus tax gross-up (except for Mr. Olivier and Mr. Robb).

The summaries of the employment agreements above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the employment agreements, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010.

VI.	Post-Employment Compensation: Termination Following a Change of Control

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	Robb ($)
Incentive Programs
Annual Incentives (1)	1,987,200	608,517	601,494	458,320	339,000
Performance Cash (2)	4,486,734	1,116,550	1,103,064	882,154	577,987
Performance Shares (3)	2,620,237	664,557	696,193	515,186	337,573
RSUs (4)	12,845,657	974,757	1,064,198	980,290	791,210

Pension and Deferred Compensation
Supplemental Plan (5)	6,553,109	1,355,288	—	611,833	—
Special Retirement Benefit (6)	2,405,851	3,831,993	2,481,374	3,043,307	—
Deferral Plan (7)	533,244	17,862	1,477,901	24,345	121,891

Other Benefits
Health and Welfare Benefits (8)	101,181	98,890	20,053	86,064	—
Perquisites (9)	—	8,500	—	8,500	—

Separation Payments
Excise Tax and Gross-Up (10)	—	4,001,955	—	2,767,501	—
Separation Payment for Non-Compete Agreement (11)	—	866,251	907,501	671,531	300,000
Separation Payment for Liquidated Damages (12)	—	1,732,501	907,501	1,343,062	300,000

Total	31,533,214	15,277,621	9,259,279	11,392,093	2,767,661

(1)	Represents the actual 2010 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 27.

(2)	Represents the actual performance cash award under the 2008 – 2010 Long-Term Incentive Program for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 42, plus performance cash awards at target for each Named Executive Officer under each of the 2009 – 2011 Long-Term Incentive Program and the 2010 – 2012 Long-Term Incentive Program.

(3)	Represents the performance share award at target for each Named Executive Officer under the 2009 – 2011 and 2010 – 2012 Long-Term Incentive Programs, determined as described in the Compensation Discussion and Analysis beginning on page 39.

(4)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs and the retention program that, as of the end of 2010, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of the long-term incentive programs, RSUs vest fully on termination following a change of control. Under the retention program, RSUs vest fully upon termination without cause of the Named Executive Officer and the value is reduced by any separation payments as described in notes 11 and 12. For Messrs. McHale, Olivier and Butler, retention program RSU grants are fully eliminated when offset by separation payments. The values were calculated by multiplying the number of RSUs by $31.88, the closing price of NU common shares on December 31, 2010.

(5)	Represents the actuarial present value at the end of 2010 of the benefit payable from the Supplemental Plan to Messrs. Shivery, McHale and Butler upon termination. The benefit is payable as an annuity, and the present value was calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(6)

Represents the actuarial present values at the end of 2010 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Retirement Plan or the Supplemental Plan. Pursuant to the employment agreements with Messrs. McHale and Butler, pension benefits available upon termination following a Change of Control were calculated with the addition of three years of age and service. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon retirement were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Butler, the value of the Supplemental Plan and Special Retirement Benefits will be paid as a single lump sum rather than as an annuity if his termination date occurs within two years following a change in control that qualifies under Section 1.409A of the Treasury Regulations. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,921,334, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon termination following a Change in Control. Pension amounts reflected in the table are present values at the end of 2010 of benefits payable to each Named Executive Officer upon termination. Except for the benefits payable to Messrs. Butler and Olivier, all benefits are annuities calculated as described in notes 1 and 2 to the Pension Benefits Table appearing on page 59, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2010.

(8)	Represents the costs to the Company estimated by our benefits consultants as of the end of 2010 of providing post-employment welfare benefits to the Named Executive Officers beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Each of Messrs. McHale and Butler is entitled to receive active health and welfare benefits and the cash value of Company-paid active long-term disability and life insurance benefits for three years under the terms of his respective employment agreement, plus tax gross-up with respect to such taxable subsidized coverage and are eligible for qualified benefits under the retiree health plan. Mr. Olivier participates in the SSP and is eligible for two years of active health benefits continuation and is eligible for qualified benefits under the retiree health plan. Mr. Shivery is entitled to receive retiree health benefits under his employment agreement. Therefore, the amount reported in the table for Mr. McHale represents (a) the value of 36 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) tax gross-up payments thereon. The amount reported in the table for Mr. Butler represents (a) the value of 36 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) tax gross-up payments thereon, less (c) the value of 12 months of retiree health coverage at retiree rates. The amount reported in the table for Mr. Olivier represents (a) the value of 24 months of employer contributions toward active health benefits, plus (b) tax gross-up payments thereon, less (c) the value of 24 months of retiree health coverage at retiree rates. The amount reported in the table for Mr. Shivery represents (a) the value of lifetime retiree health coverage, plus (b) tax gross-up payments thereon.

(9)	Represents the cost to us of reimbursing fees for financial planning and tax preparation services to Messrs. McHale and Butler for three years.

(10)	Represents payments made to offset costs to Messrs. McHale and Butler associated with certain excise taxes under Section 280G of the Internal Revenue Code. Employees may be subject to certain excise taxes under Section 280G if they receive payments and benefits related to a termination following a Change of Control that exceed specified Internal Revenue Service limits. Employment agreements with each Named Executive Officer except Mr. Olivier and Mr. Robb provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on the Section 280G excise tax rate of 20%, the statutory federal income tax withholding rate of 35%, the Connecticut state income tax rate of 6.5%, and the Medicare tax rate of 1.45%.

(11)	Represents payments made as consideration for each Named Executive Officer’s agreement not to compete with the Company following termination of employment. This payment equals the sum (one-half of the sum for Mr. Robb) of the actual base salary paid in 2010 (2009 for Mr. Robb) plus annual incentive award at target. Agreements with each Named Executive Officer provide for a lump-sum payment equal to their annual salary plus their annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(12)	Represents severance payments to each Named Executive Officer paid in addition to the non-compete agreement payments described in note 11. For Messrs. McHale, and Butler, this payment equals two-times the sum of the actual base salary paid in 2010 plus annual incentive award at target. For Mr. Olivier, this payment equals the sum of the actual base salary paid in 2010 plus annual incentive award at target. For Mr. Robb this payment equals one-half of the sum of his actual base salary paid in 2009 plus annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

TRUSTEE COMPENSATION

The Compensation Committee determines compensation for the Trustees based on competitive market practices for the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly-sized general industry companies as guidelines for setting Trustee compensation. The compensation elements consist of an annual retainer, meeting fees and equity grants in the form of RSUs. The level of Trustee compensation established by the Committee enables us to attract Trustees who have a broad range of backgrounds and experiences.

We pay an annual retainer to each Trustee who is not employed by us or our subsidiaries. We pay an additional retainer to our Lead Trustee and the chairs of each of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees. Each retainer is paid in four equal quarterly installments. We pay one-half of the value of the retainers payable to the chairs of each of the Audit and Compensation Committees in the form of common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2010:

Retainer	Annual Amount
Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

During 2010, we paid each non-employee Trustee $1,500 for attendance in person or by telephone at each meeting of the full Board and each committee on which he or she served. In 2010, in addition to regularly scheduled meetings, the Board and various committees of the Board conducted meetings in connection with the proposed merger with NSTAR.

Under the Northeast Utilities Incentive Plan, each non-employee Trustee is eligible to receive share-based grants during each calendar year. On January 4, 2010, each non-employee Trustee was granted 3,000 RSUs under the Incentive Plan, all of which vested on January 10, 2011.

The share ownership guidelines set forth in the Company’s Corporate Governance Guidelines require Trustees to attain, by January 2012, 7,500 common shares and/or RSUs, which have a fair market value equal to approximately five times the value of the current annual retainer; provided, however, that Trustees who join the Board after January 1, 2007 will be required to attain such shares no later than five years from January 1 of the year succeeding their date of election to the Board. All of the current Trustees exceed the required share ownership threshold.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to receive all or any portion of their retainers and fees in the form of common shares. Pursuant to the Northeast Utilities Deferred

Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of all or a portion of cash and/or equity compensation, including RSUs issued under the Incentive Plan. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes, which rate was 8% for all of 2010. Deferred compensation is payable either in a lump sum or in one to five annual installments in accordance with the Trustee’s prior election.

A non-employee Trustee who performs additional Board-related services in the interest of Northeast Utilities or any of its subsidiaries upon the request of either the Board or the Chairman of the Board is entitled to receive additional compensation equal to $750 per half-day plus reasonable expenses. In addition, we pay travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. Effective January 1, 2009, we discontinued tax gross-up payments in connection with spousal travel expenses.

The table below sets forth all compensation paid to or accrued by each non-employee Trustee in 2010.

Trustee	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($)	Total ($)
Richard H. Booth	170,500	87,310	—	—	—	—	257,810
John S. Clarkeson	177,500	82,310	—	—	—	—	259,810
Cotton M. Cleveland	127,500	77,310	—	—	28,057	—	232,867
Sanford Cloud, Jr.	166,500	77,310	—	—	877	—	244,687
James F. Cordes (5)	59,250	77,310	—	—	1,498	—	138,058
E. Gail de Planque (6)	94,500	81,060	—	—	—	—	175,560
John G. Graham	129,000	77,310	—	—	16,549	—	222,859
Elizabeth T. Kennan	237,500	77,310	—	—	—	—	314,810
Kenneth R. Leibler	170,500	77,310	—	—	—	—	247,810
Robert E. Patricelli	88,500	122,310	—	—	—	—	210,810
John F. Swope	135,500	77,310	—	—	—	—	212,810
Dennis R. Wraase	112,500	77,310	—	—	—	—	189,810

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee and/or committee chair fees, and meeting attendance fees. Also includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2010, Ms. Cleveland deferred receipt of 75% of her board retainer and meeting fees.

(2)

Represents the grant date market value of RSU grants in 2010. Each trustee received a grant of 3,000 RSUs on January 4, 2010 at a grant date market value of $77,310, which vested on January 10, 2011. We paid one-half of the retainers for the Chair of the Audit Committee and the Chair of the Compensation Committee in cash. We paid the balance of these retainers in common shares with a grant date market value equal to one-half of the amount of the retainer on the payment dates. The amounts reported for Mr. Booth, Dr. de Planque and Mr. Clarkeson include the grant date market value of these common shares. For Mr. Booth, the amount includes one-half the retainer paid to him on four different dates as Chair of the Audit Committee during all of 2010, or $10,000, which equaled the market value of 368 common shares on the grant dates. Mr. Booth deferred the receipt of these shares in accordance with the provisions of the Northeast Utilities Deferred Compensation Plan for Trustees. For Dr. de Planque, the amount includes one-half of the retainer paid to her on two different dates as Chair of the Compensation Committee from January to May 2010, totaling $3,750, which equaled the market value of 138 common shares on the grant dates. For Mr. Clarkeson, the amount includes one-half of the retainer paid to him on three different dates as Chair of the Compensation Committee from May to December 2010, totaling $5,000, which equaled the market value of 182 common shares on the grant dates. Mr. Clarkeson succeeded Dr. de Planque as the Chair of the Compensation Committee in May 2010. For Mr. Patricelli, the amount includes the conversion to shares of 100% of his 2010 board retainer, or $45,000, paid to him on four different dates, which equaled 1,644 common shares on the grant dates. In addition, outstanding RSU grants accrued corresponding dividend-equivalent units that are subject to the same restrictions as the underlying RSUs. Total deferred awards and options held by our Trustees on December 31, 2010 were as follows:

Trustee	RSUs and/or Share Equivalents Outstanding on December 31, 2010	Option Awards Outstanding on December 31, 2010
Richard H. Booth	31,730	5,000
John S. Clarkeson	10,468	0
Cotton M. Cleveland	35,913	5,000
Sanford Cloud, Jr.	38,250	0
James F. Cordes (5)	33,491	0
E. Gail de Planque (6)	31,789	0
John G. Graham	32,743	0
Elizabeth T. Kennan	35,190	0
Kenneth R. Leibler	14,031	0
Robert E. Patricelli	46,822	0
John F. Swope	41,130	2,500
Dennis R. Wraase	7,081	0

RSUs and/or share equivalents outstanding at December 31, 2010 included 3,000 unvested RSUs granted to each Trustee on January 3, 2010, plus 140 unvested dividend equivalent units accrued on such RSUs, all of which vested on January 10, 2011. RSUs and/or share equivalent units in excess of 3,140 if any, reflect vested deferred RSUs and/or vested deferred share equivalents.

All options are vested. Dr. Kennan and Messrs. Clarkeson, Cloud, Graham and Leibler did not hold options to purchase common shares at December 31, 2010. All equity holdings are reported in the table captioned “Common Stock Ownership of Trustees and Management” appearing on page 25 of this Proxy Statement. Assumptions used in the calculation of this amount appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forfeitures are estimated, and the compensation cost of the restricted share unit awards will be reversed if the non-employee Trustee does not remain a Trustee throughout the one-year vesting period.

(3)	We did not grant options to non-employee Trustees in 2010. We have not granted stock options since 2002.

(4)	Reflects the difference between the interest earned on amounts deferred by non-employee Trustees under the NU Deferred Compensation Plan for Trustees calculated at 120% of the Internal Revenue Service prescribed applicable monthly long-term federal rate which represents a market rate of return. We do not provide pension benefits to our non-employee Trustees.

(5)	Mr. Cordes’s term as a Trustee expired on May 11, 2010.

(6)	Dr. de Planque passed away on September 8, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, we assist our Trustees and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on such reports and the written representations of our Trustees and executive officers, we believe that for the year ended December 31, 2010, all such reporting requirements were complied with in a timely manner.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders are entitled to vote on a non-binding advisory proposal to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion in this Proxy Statement, commonly known as “Say-on-Pay.” Pursuant to the Dodd-Frank Act, the shareholder vote is advisory only and is not binding on us or the Board of Trustees.

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, and shareholders. We strive to provide executive officers with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with the market. With respect to incentive compensation, the Compensation Committee believes it is important to balance short-term goals, such as generating earnings, with longer term goals, such as long-term value creation and maintaining a strong balance sheet. Shareholders are encouraged to read the CD&A, compensation tables and narrative discussion in this Proxy Statement.

Our 2010 Executive Compensation Program included the following material elements:

•	Base Salary;

•	Annual Incentive Program;

•	Long-Term Incentives (consisting of RSUs and performance units);

•	Nonqualified Deferred Compensation;

•	Supplemental Executive Retirement Plan;

•	Certain officer perquisites; and

•	Employment Agreements that provide payments and benefits upon involuntary termination of employment and termination of employment resulting from a change in control.

The Executive Compensation Program also features share ownership guidelines to emphasize the importance of share ownership.

The compensation of our Named Executive Officers during 2010 was consistent with the following achievements and financial performance:

•	Earnings of $387.9 million, or $2.19 per share, in 2010, compared with $330 million, or $1.91 per share, in 2009;

•	Adjusted Net Income (ANI) of $400.6 million in 2010 compared with $329.5 million in 2009; and

•	Share price appreciation of 23.6% from a closing price of $25.79 per share on December 31, 2009 to a closing price of $31.88 on December 31, 2010.

We believe that the compensation of our Named Executive Officers is aligned with our financial performance. In 2010, given the continuing uncertainty in the capital markets and weakened economic conditions, the Compensation Committee determined to continue the base salary freeze for executive officers, including the Named Executive Officers, first implemented in 2009. However, we exceeded our financial objectives in 2010 and, moreover, we exceeded them to a greater extent than we exceeded our 2009 objectives. As a result, we awarded our Named Executive Officers annual incentive amounts that were above the target amounts. Mr. Shivery’s 2010 total direct compensation exceeded his 2009 amount by 6.2%. His annual cash incentive for 2010 was $1,987,200, which was 20.7% more than his incentive award of $1,645,650 for 2009. The Compensation Committee and the Board of Trustees believe that our Executive Compensation Program is effective in implementing our compensation philosophy and in achieving its goals. We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

The Board of Trustees recommends that shareholders vote FOR this proposal.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The following non-binding advisory proposal gives shareholders the opportunity to inform us as to how frequently you desire the Company to include a Say-on-Pay proposal in our Proxy Statement. While the Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us or the Board of Trustees and is advisory in nature.

We believe that a non-binding vote to approve executive compensation every 3 years is most appropriate for the Company. As disclosed more fully on page 36 of the CD&A, the long-term compensation represents a significant portion (between 40% and 60%) of each Named Executive Officer’s Total Direct Compensation, and each performance element of the long-term compensation programs is based on a three-year performance cycle. Accordingly, we believe a vote every 3 years is consistent with and better aligned with our long-term strategies and, thus, the long-term focus of our executive compensation program. In addition, a vote every 3 years would provide us and the Compensation Committee with sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program.

We expect to continue to engage with shareholders regarding our Executive Compensation Program during the period between shareholder advisory votes. We are open to input from shareholders regarding our Executive Compensation Program. We believe that outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the advisory vote on executive compensation, commonly known as “Say-on-Pay,” be conducted every 1, 2 or 3 years, beginning with this Annual Meeting.”

In casting your advisory vote, you may choose among four options: (1) a vote every year, (2) a vote every 2 years, (3) a vote every 3 years or (4) to abstain from voting.

The Board of Trustees unanimously recommends that the advisory vote on executive compensation be conducted every 3 years.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was selected by the Audit Committee to serve as independent auditors of Northeast Utilities and its subsidiaries for 2010. Our shareholders ratified the selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2010 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2011. Our Declaration of Trust does not require that our shareholders ratify the selection of independent auditors. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

We paid Deloitte & Touche LLP fees aggregating $3,697,371 and $2,727,410 for the years ended December 31, 2010 and 2009, respectively, comprised of the following:

1.	Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities), for audit services rendered for the years ended December 31, 2010 and 2009 totaled $2,713,150 and $2,636,775, respectively. The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, reviews of financial statements included in our Quarterly Reports on Form 10-Q and those of our subsidiaries, comfort letters, consents and other costs related to registration statements and financings. Audit fees in 2010 also included consents and other procedures related to a well-known seasoned issuer registration statement on Form S-3 and the registration statement on Form S-4 filed to registered common shares to be issued in the proposed merger with NSTAR. The fees also included audits of internal controls over financial reporting as of December 31, 2010 and 2009, as well as auditing the implementation of new accounting standards and the accounting for new contracts and proposed transactions.

2.	Audit Related Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2010 and 2009 totaled $480,166 and $66,000, respectively. Audit related fees in 2010 related to advisory services in connection with the preliminary readiness assessment for IFRS ($44,000) and accounting and tax due diligence procedures related to the proposed merger with NSTAR. ($396,186). Audit related fees in 2010 and 2009 were also related to the examination of management’s assertions about the securitization subsidiaries of The Connecticut Light and Power Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company.

3.	Tax Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2010 and 2009 totaled $52,535 and $23,135, respectively. These services related primarily to the reviews of tax returns and reviewing the tax impacts of proposed transactions in 2010 and 2009, plus tax advice on the partnership agreement for Northeast Pass Transmission LLC, the related Transmission Services Agreement and certain transmission asset sales agreements in 2010.

4.	All Other Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for services other than the services described above for the years ended December 31, 2010 and 2009 totaled $451,500 and $1,500, respectively. All other fees in 2010 consisted primarily of advisory services related to enterprise resource planning. All other fees in 2010 and 2009 also included a license fee for access to an accounting research tool.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2010, all services described above were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of us in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with our independent auditors on behalf of the Board of Trustees. As part of its responsibilities, during 2010, the Audit Committee:

•

Received from the independent auditors the written disclosure, including the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent auditors’ independence with the independent auditors as required by the Securities and Exchange Commission independence rules, Rule 2-01 of Regulation S-X;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2010 and 2009 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the related increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

Richard H. Booth (Chair)

Dennis R. Wraase (Vice Chair)

John G. Graham

Elizabeth T. Kennan

Kenneth R. Leibler

February 24, 2011

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By Order of the Board of Trustees,

Samuel K. Lee
Secretary and Deputy General Counsel

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2010, including financial statements, is being mailed with or prior to this Proxy Statement. We will mail an additional copy of the Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 25, 2011, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours per day, 7 days per week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/nu Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO # 94387	Fulfillment# 94413

▼ FOLD AND DETACH HERE ▼

MANAGEMENT RECOMMENDS A “FOR” VOTE FOR ITEMS 1, 2 & 4 AND “3 YEARS” FOR ITEM 3.	Please mark your votes as	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS MANAGEMENT RECOMMENDS.	indicated in this example

1. ELECTION OF TRUSTEES		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*	2. ADVISORY VOTE ON EXECUTIVE COMPENSATION		FOR	AGAINST	ABSTAIN
To elect eleven nominees as Trustees for the ensuing year.		☐	☐	☐	To consider and approve the following advisory (non-binding) proposal:		☐	☐	☐
01 Richard H. Booth	07 Kenneth R. Leibler				“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED”.
02 John S. Clarkeson	08 Robert E. Patricelli
03 Cotton M. Cleveland	09 Charles W. Shivery
04 Sanford Cloud, Jr.	10 John F. Swope
05 John G. Graham	11 Dennis R. Wraase
06 Elizabeth T. Kennan					3. ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE	3 years	2 years	1 year	Abstain
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name(s) in the space provided below.					To consider and approve the following advisory (non-binding) proposal:	☐	☐	☐	☐
*Exceptions

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the advisory vote on executive compensation, commonly known as “Say-on-Pay,” be conducted every 1, 2 or 3 years, beginning with this Annual Meeting”.

							FOR	AGAINST	ABSTAIN
4. VOTE TO RATIFY THE SELECTION OF AUDITORS
					To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2011:		☐	☐	☐

I Will Attend Meeting ☐

	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Northeast Utilities account online.

Access your Northeast Utilities account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Northeast Utilities, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://bnymelon.mobular.net/bnymellon/nu

▼  FOLD AND DETACH HERE  ▼

PROXY

NORTHEAST UTILITIES

Annual Meeting of Shareholders – May 10, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and each of them, proxies of the undersigned, with power to act without the other and full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2011 Annual Meeting of Shareholders of Northeast Utilities to be held on May 10, 2011, and at any postponement or adjournment thereof, upon the matters indicated below.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
	P.O. BOX 3550
	SOUTH HACKENSACK, NJ 07606-9250

		WO #	Fulfillment#
		94387	94413

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours per day, 7 days per week.

Internet and telephone voting is available through 1:00 p.m. Eastern Time on May 6, 2011.

INTERNET http://www.proxyvoting.com/nu Use the Internet to vote your common shares. Have your Vote Authorization Form in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your common shares. Have your Vote Authorization Form in hand when you call.
If you vote your common shares by Internet or by telephone, you do NOT need to mail back your Vote Authorization Form.

Please complete and sign this Vote Authorization Form and return it in the enclosed postage-paid envelope. The 401K Plan Trustee will vote the common shares of Northeast Utilities credited to your 401K Plan account as directed by you, if your instructions are received by the deadline, 1:00 p.m. Eastern Time on May 6, 2011. Your vote will not be revealed, directly or indirectly, to any Trustee, officer or employee of Northeast Utilities.

Your Internet or telephone vote authorizes the 401K Plan Trustee to vote your shares in the same manner as if you marked, signed and returned your Vote Authorization Form.

WO # 94387-bl	Fulfillment# 94390-bl

▼ FOLD AND DETACH HERE ▼

MANAGEMENT RECOMMENDS A “FOR” VOTE FOR ITEMS 1, 2 & 4 AND “3 YEARS” FOR ITEM 3. YOUR COMMON SHARES WILL BE VOTED AS DIRECTED OR, IF YOU SIGN AND RETURN THE VOTE AUTHORIZATION FORM BUT NO DIRECTION IS INDICATED, YOUR COMMON SHARES WILL BE VOTED “FOR” ITEMS 1, 2 AND 4 AND “3 YEARS” FOR ITEM 3. IF NO VOTE AUTHORIZATION FORM IS RETURNED TO THE 401K PLAN TRUSTEE, THE 401K PLAN TRUSTEE WILL VOTE YOUR COMMON SHARES HELD IN THE 401K PLAN IN THE SAME PROPORTION AS VOTES RECEIVED FROM OTHER PARTICIPANTS IN THE 401K PLAN.	Please mark your votes as indicated in this example	☒

1. ELECTION OF TRUSTEES		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*	2. ADVISORY VOTE ON EXECUTIVE COMPENSATION		FOR	AGAINST	ABSTAIN
To elect eleven nominees as Trustees for the ensuing year.		☐	☐	☐	To consider and approve the following advisory (non-binding)		☐	☐	☐
01 Richard H. Booth	07 Kenneth R. Leibler				“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED”.
02 John S. Clarkeson	08 Robert E. Patricelli
03 Cotton M. Cleveland	09 Charles W. Shivery
04 Sanford Cloud, Jr.	10 John F. Swope
05 John G. Graham	11 Dennis R. Wraase
06 Elizabeth T. Kennan					3. ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE	3 years	2 years	1 year	Abstain
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name(s) in the space provided below.					To consider and approve the following advisory (non-binding) proposal:	☐	☐	☐	☐
*Exceptions

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the advisory vote on executive compensation, commonly known as “Say-on-Pay,” be conducted every 1, 2 or 3 years, beginning with this Annual Meeting”.

							FOR	AGAINST	ABSTAIN
4. VOTE TO RATIFY THE SELECTION OF AUDITORS
					To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2011:		☐	☐	☐

I Will Attend Meeting ☐

	Mark Here for Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

▼  FOLD AND DETACH HERE  ▼

VOTE AUTHORIZATION FORM

NORTHEAST UTILITIES

Annual Meeting of Shareholders – May 10, 2011

THIS VOTE AUTHORIZATION FORM IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY

As a participant in the Northeast Utilities Service Company 401K Plan (the “401K Plan”), you are entitled to vote all common shares of Northeast Utilities credited to your account in the 401K Plan as of March 15, 2011 at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 10, 2011 and at any postponement or adjournment thereof, upon the matters indicated below. This Vote Authorization Form is being sent to you so that you may convey your voting instructions to Fidelity Management Trust Company (the “401K Plan Trustee”) on the proposals to be presented at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement and revokes any Vote Authorization Form previously given with respect to such meeting.

I understand that 401K Plan Trustee is the holder of records and custodian of all common shares of Northeast Utilities credited to my account under the 401K Plan. I understand that my voting instructions are solicited on behalf of the Board of Trustees of Northeast Utilities for the Annual Meeting of Shareholders to be held on May 10, 2011.

Accordingly, the 401K Plan Trustee is to vote my common shares of Northeast Utilities as directed below.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

		WO #	Fulfillment#
		94387-bl	94390-bl